                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D/A
                                (Rule 13d-101)

                                Amendment No. 4

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a)

                                 Accenture Ltd
                               (Name of Issuer)

             Class A common shares, par value $0.0000225 per share
                        (Title of Class of Securities)

                                  G1150G 11 1
                                (CUSIP Number)

                              Douglas G. Scrivner
                              1661 Page Mill Road
                          Palo Alto, California 94304
                           Telephone: (650) 213-2000
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               November 26, 2003
            (Date of Event Which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

                        (Continued on following pages)

                             (Page 1 of 70 Pages)


                          CUSIP No. G1150G 11 1 13D

--------------------------------------------------------------------------------------------------------

 1. Names of Reporting Persons:

    Each of the persons identified on Appendix A
--------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group

    As to a group consisting solely of Voting Provision Persons(1)                            (a) [X]
    As to a group consisting of persons other than Voting Provision Persons                   (b) [X]
--------------------------------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------------------------------
 4. Source of Funds: OO as to Voting Provision Shares(1), PF as to Non-Voting Provision
    Shares(2)

    (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e)        [_]

    (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------------------------------
 6. Citizenship or Place of Organization

    As indicated on Appendix A
--------------------------------------------------------------------------------------------------------

 NUMBER OF    7.  Sole Voting Power (See Item 6)
   SHARES
BENEFICIALLY    As to Voting Provision Shares, 0
  OWNED BY      As to Non-Voting Provision Shares, less than 0.01% of outstanding Common Shares(3)
    EACH
 REPORTING   -------------------------------------------------------------------
   PERSON     8.  Shared Voting Power (See Item 6)
    WITH
                As to Voting Provision Shares 113,515,344(4)
                As to Non-Voting Provision Shares, less than 0.01% of outstanding Common Shares

             -------------------------------------------------------------------
              9.  Sole Dispositive Power (See Item 6)

                As to Voting Provision Shares, less than 1% of outstanding Common Shares
                As to Non-Voting Provision Shares, less than 0.01% of outstanding Common Shares

             -------------------------------------------------------------------
             10.  Shared Dispositive Power (See Item 6)

                As to Voting Provision Shares, 0
                As to Non-Voting Provision Shares, less than 0.01% of outstanding Common Shares

------------------------------------------------------------------------------------------------------------

11. Aggregate Amount Beneficially Owned by Each Reporting Person

    118,677,290(4)(5)
-----------------------------------------------------------------------------------------------------
12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                         [X]

-----------------------------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)
    22.4% (5)
-----------------------------------------------------------------------------------------------------
14. Type of Reporting Person
    OO as to the persons listed on Appendix A under the caption "Stichtings"; IN as to all other persons listed on Appendix A
-----------------------------------------------------------------------------------------------------

                             (Page 2 of 70 Pages)

--------
(1) For a definition of this term, please see Item 2.
(2) For a definition of this term, please see Item 3.
(3) For a definition of this term, please see Item 1.
(4) Excludes Class A common shares of Accenture Ltd that Voting Provision Persons may acquire upon redemption or exchange of Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture Canada Holdings Inc. Each Voting Provision Person that holds Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture Canada Holdings Inc. generally also holds an equal number of Class X common shares, par value $0.0000225 per share, of Accenture Ltd that are subject to the voting provisions of the Voting Agreement described herein and are reported in the statement on Schedule 13D filed by the Voting Provision Persons relating to the Class X common shares. Accenture Ltd has disclosed that it will redeem Class X common shares upon redemption or exchange of exchangeable shares issued by Accenture Canada Holdings Inc.
(5) Includes 5,161,946 Non-Voting Provision Shares held by Voting Provision Persons which each Voting Provision Person may be deemed to beneficially own by application of Rule 13d-5(b)(1). Each Voting Provision Person disclaims beneficial ownership of Common Shares held by each other Voting Provision Person.

                             (Page 3 of 70 Pages)

                                                                      APPENDIX A

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        AALBREGTSE, R JOHN                 United States
        ABBERTON, DAVID A                  Australia
        ABBOSH, ODAY                       United Kingdom
        ABBOSH, OMAR                       United Kingdom
        ABIGAIL, GEORGE                    United States
        ABIUSO, CARMELA A                  United States
        ABOOD, DAVID J                     United States
        ABRAHAMSEN, ANNE FOSS              Norway
        ACABBI, CARLO LUIGI                Italy
        ACEVEDO FRIAS, FERNANDO            Spain
        ADELMAN, MICHELLE R                United States
        ADKINS, KEDRICK D                  United States
        ADLER, GREG S                      United States
        ADLER, PAUL JOHN                   United Kingdom
        ADRIAO, PAULA                      Portugal
        AERTS, KEES C                      The Netherlands
        AGNEW, THOMAS J                    United States
        AGUADO, JORGE                      Mexico
        AHLSTROM, SCOTT K                  United States
        AHRENS, DARRIN E                   United States
        AIZAWA, TOSHIHIKO                  Japan
        AKE, KENNET W                      United States
        ALAIRYS, TAMARA D                  United States
        AL-ANI, AYAD                       Germany
        ALBUQUERQUE,
        SEBASTIAO C G                      Portugal
        ALCOBIA, JOSE JORGE                Portugal
        ALCOVERRO, ALEJANDRO C             Argentina
        ALESSI, STEPHEN MARTIN             United States
        ALFIERI, MICHAEL A                 United States
        ALGER, W CHRISTOPHER               United States
        ALIQUO, ANGELO                     Italy
        ALLABY, MARK J                     United Kingdom & Australia
        ALLAWAY, JONATHON R C              Australia
        ALLEN, CLAIRE LOUISE               Australia
        ALLEN, CHRISTOPHER J               United States
        ALONSO, MATIAS                     Spain
        ALTIERO, SAMUEL F                  United States
        ALTMANN, ALEXANDRA                 Germany
        ALVARADO, RAUL EUGENIO             United States
        ALVAREZ, ROBERTO                   Argentina
        ANDERSON, BRETT B                  United States
        ANDERSON, ERIC A                   United States
        ANDERSON, MATTHEW J                United States
        ANDERSON, STEPHEN J*               United States
        ANDES, GRANT                       United States
        ANDRE, ARNAUD                      France
        ANDRE, STEVE WAYNE                 United States
        ANDREWS, DAVID M                   United States
        ANDREWS, GREG                      United States
        ANDREWS, JONATHAN S                United Kingdom


                              (Page 4 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        ANGELASTRO, MARIO A                Argentina
        ANMA, YUTAKA                       Japan
        ANSLINGER, PATRICIA                United States
        ANSUSINHA, THEODORE                United States
        APREGAN, G CRAIG*                  United States
        ARCUDI, CLAUDIO                    Italy
        ARENBERG, THOMAS E                 United States
        ARJMAND, MASUD M                   United States
        ARKERI, SHEELA P                   Australia
        ARKY, MARGARET ELIZABETH           United States
        ARMSTRONG, WILLIAM JOHN            Canada
        ARORA, SANDEEP K                   India
        ARRIGHINI, LUIGI                   Italy
        ARTHUR, IAN G                      United Kingdom
        ARVANITIS, YANNIS S                United States
        ASTALL, ELISABETH A                United Kingdom
        ASTORIAN, JAMES A                  United States
        ATIHE, EDUARDO*                    Brazil
        ATKINS, CHRISTOPHER G              Australia
        ATKINSON, JOHN D                   United States
        AUBERT, OLIVIER                    France
        AUCHERE, HERVE                     France
        AUDIA, JOHN                        Canada
        AUMAN, KENNETH                     United States
        AWAD, SAMUEL A                     United States
        AZAGURY, JACK ELISON               United States
        AZHAR, AHMAD                       Malaysia
        BABA, AKIFUMI                      Japan
        BACCELLI JUNIOR, ANSANO            Brazil
        BACIC, CHRIS J                     United States
        BACON, SYLVAIN                     Canada
        BADALONI, LUIGI                    Italy
        BADOWER, MYRON R                   United States
        BAE, JAE-BONG                      Korea
        BAECKER, THOMAS P                  Germany
        BAGNASCO, PAOLO                    Italy
        BAIER, ANDREAS                     Germany
        BAILEY, JAMES E                    United States
        BAILEY, MARYLOU Y                  United States
        BAKER, ANN FRANCES                 United Kingdom
        BAKER, CHRISTOPHER M               United States
        BAKER, GEORGE CLAYTON              United States
        BALAGUER, ELLEN M                  United States
        BALDISSERA PACCHETTI, CARLO
        ALBERTO                            Italy
        BALDWIN, KENNETH WAYNE             United States
        BALL, CHARLES                      France & Peru
        BALLESTEROS, JORDI                 Spain
        BALLOW, JOHN J                     United States
        BAN, MUNEATSU                      Japan
        BANERJEE, PRADIP K                 United States
        BARANCOURT, JEROME                 France
        BARANDA, ANA                       Spain
        BARBA, RANDOLPH CARY               United States
        BARBERA, MICHELANGELO              Italy
        BARBOUR, CHRISTOPHER E             Australia
        BARBOZA, SILVIO L                  Brazil
        BAR DAJI PASCUAL, ALBERTO          Spain
        BARDEN, THOMAS D                   United States
        BARINI, MAURIZIO                   Italy
        BARLOCK, STEPHEN A                 United States
        BARNARD, RODERICK E                Australia
        BARNES, ALAN H                     United States
        BARNES, NIGEL                      United Kingdom
        BARRINGER, C KEITH                 United States
        BARRY, THOMAS BRENDAN              United Kingdom
        BARSANTI VIGO, PEDRO               Spain
        BARTELS, RACHAEL M J               United Kingdom


                              (Page 5 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        BARTON, MICHAEL P                  United States
        BARTON, TROY B                     United States
        BARUCH, DAVID B                    United States
        BARZAGHI, GIUSEPPE                 Italy
        BAS MONERRIS, JOAQUIN F            Spain
        BASS, CHRISTY G                    United States
        BATISTA, MARTHA J                  United States
        BATTISTONI, KATHY L                United States
        BAUER, ALEX                        France
        BAUGHN, JOHN B                     United States
        BAUMANN, PETER                     Germany
        BAUMGARTNER, CHRISTIAN             Switzerland
        BEADLE, NATHAN E                   United States
        BEAN, SALLY                        South Africa/Italy
        BEATON, MARK                       United Kingdom
        BEDI, ARJUN                        United States
        BEG, JEFFREY I                     United States
        BEGGS, RICHARD O                   United States
        BELL, JOHN T                       United Kingdom & South Africa
        BELL, ROYCE MICHAEL JAMES          United Kingdom
        BELL, PHILLIP J                    United States
        BELL III, WILLIAM M                United States
        BELL JR, THOMAS ROWE               United States
        BELLAMIT, PHILIPPE                 France
        BELLAS, PETER C                    United States
        BENADIBA WAHNICH, JACOB            Spain
        BENASSO, FABIO                     Italy
        BENEDETTO, GIOVANNI                Italy
        BENGTSSON, BJORN ERIK              Sweden
        BENITEZ, JORGE L                   United States
        BENORE, MICHAEL J                  United States
        BENRAIS, KARIM A                   France
        BENSON, LA CINDA S                 United States
        BENTON, DANIEL MARK                United Kingdom
        BENZECRY, OLIVER J                 United Kingdom
        BERENS, MICHAEL M                  United States
        BERGMAN, ERNST-JAN                 The Netherlands
        BERGMUELLER, FRANZ                 Germany
        BERMUDEZ MARCOS, JOSE              Spain
        BERRY, GIANCARLO N                 Brazil
        BERRY, RANDALL E                   United States
        BERTHON, BRUNO                     France
        BERTON, ROBERT M                   United States
        BERTSCHINGER, ADRIAN MICHAEL       South Africa
        BERVOETS, MARC F                   Belgium
        BESSE, JONATHAN F                  United States
        BHANAP, RICHARD G                  United Kingdom
        BHANSALI, UDAY                     India
        BICHET, STEPHANIE B                United States
        BIEBER, DAVID L                    United States
        BIENERT, ANDREAS L                 Germany
        BIENZ, PIUS                        Switzerland
        BILL, HOLGER                       Germany
        BILLINGTON, NICHOLAS               United Kingdom
        BIRCHENOUGH, DONALD A              Canada
        BISCAY, GILLES                     France
        BLACKADDER, PETER NIGEL            United Kingdom
        BLAIR, ALASTAIR MURRAY             Ireland


                              (Page 6 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        BLAKEY, ROBERT V                   United States
        BLANCHARD, ANDREW J                United States
        BLANCO BARRIOS, MANUEL ALFREDO     Spain
        BLENNERHASSETT, LEO                Ireland
        BLOCH, ANDREW DAVID                United States
        BLOEM-DUNSTER, LUCY                United Kingdom
        BLOMFIELD, JAMES                   Australia
        BLUMBERG, DAVID L                  United States
        BOATH, DAVID D                     United Kingdom
        BOELENS, PIETER W                  The Netherlands
        BOHM, LARS A                       Sweden
        BOITEL, CHRISTOPHE                 France
        BOKOBZA, JEAN PIERRE               France
        BOLDRINI, FERNANDO JIMENEZ*        Brazil
        BOLSTAD, MARTIN FUHR               Norway
        BOLTON, JAMIE M                    Australia
        BOLTON JR, JAMES RICHARD           United States
        BONGER, VALENTIJN                  The Netherlands
        BONIZZATO, SAULO L                 Brazil/Italy
        BONOMI, EUGENIO                    Italy
        BOONE, H KEITH                     United States
        BOREN, CODY                        United States
        BORETTO, DANILO                    Italy
        BOSCHE, PIERRE                     France
        BOUBON, FRANCK                     France
        BOUDREAU, MARK                     Canada
        BOUEILH, PHILIPPE                  France
        BOULANGER, PAUL A                  United States
        BOUSHKA, MICHAEL E                 United States
        BOVA, MICHAEL A                    United States
        BOWLER, JAMES T                    United States
        BOWMAN, MICHAEL L                  United States
        BOYLE, DAVID M                     Australia
        BOYLE, MARK ANDREW                 Australia
        BOZARTH, MICHAEL D                 United States
        BOZZELLA, KIM LADOTA               United States
        BOZZOLI-PARASACCHI, LUCIO          Italy
        BRADLEY, BRENDAN WALSH             United States
        BRADLEY,CATHY L                    United States
        BRADY, NIGEL P                     United Kingdom
        BRAECKMANS, KAREN M                Belgium
        BRAKELEY III, HARRY H*             United States
        BRANCHI, PAOLO                     Italy
        BRASH, CATRIONA M                  Australia
        BRAY, SIMON P                      Australia
        BRAY, DONALD M                     United States
        BREEN, NINA L                      United States
        BREEN, W TERENCE                   United States
        BREENE, RICHARD TIMOTHY SIMMONS*   United Kingdom
        BREMHORST, JAMES C                 United States
        BRENNAN, SCOTT R                   United States
        BRESNAHAN, SUSANN F                United States
        BRESSA, MARCO                      Italy
        BRIEGER, DEBORA A                  United States
        BRIENZI, FRANK D                   United States


                              (Page 7 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        BRIGGS, JERRY H                    United States
        BRIO GONZALEZ, SANTIAGO JESUS DEL  Spain
        BROCKEN, MARCO P                   The Netherlands
        BROCKLESBY, CHRIS                  United Kingdom
        BRODA, RANDY A                     Canada
        BRODY, RACHEL R                    United States
        BROMS, JAMES BENTLEY               United States
        BROOKS, CHARLES T                  United States
        BROSNAN, MAUREEN L                 United States
        BROUWER, AD-JAN                    The Netherlands
        BROWER, RICHARD L                  United States
        BROWN, DAVE                        United Kingdom
        BROWN, CHARLES PATRICK             United States
        BROWN, FRED W                      United States
        BROWN, STEPHEN T                   United States
        BROWN, THOMAS C                    United States
        BROWNE, EDWARD LAMBERT             United Kingdom
        BROYDEN, CHRIS                     United Kingdom
        BRUGIDOU, ANTOINE                  France
        BRUNI, MARK J                      United States
        BRUNO, GIOVANNI PAOLO              Italy
        BRYANT, MARK G                     United Kingdom
        BRYDON, THOMAS E                   United States
        BUENING, NORBERT                   Germany
        BUESCH, THOMAS                     Germany
        BUGGE, VINCENT E                   United States
        BULLETTI, CHRISTIAN                Italy
        BUMSTEAD, JON CULVER               United Kingdom
        BURGESS, PAUL A                    United Kingdom
        BURGOS GONZALEZ, RAUL              Spain
        BURKE, THOMAS M*                   United States
        BURNS, BRIAN S                     United States
        BURNS, ANN V                       United Kingdom
        BURNS, STEVEN ROBERT*              United States
        BUSBY, KHAN                        United Kingdom
        BUTCHER, THOMAS L                  United States
        BUTKOW, CLIVE J                    South Africa
        BYANNA, VIDYA S                    United States
        BYRNE, KENNETH                     Ireland
        BYRNE, PATRICK MICHAEL             United States
        CABANES, JEAN                      France
        CABAY, MICHAEL A                   United States
        CABLE, BRAD P                      Australia
        CADARSO MARQUES, CARLOS            Spain
        CALBY, DOUGLAS H                   United States
        CALCUTT, PHILIP MICHAEL            United States
        CALLAWAY, PETER C                  Australia
        CALLET, SERGE E                    France
        CALLOWAY, ROBERT M                 United States
        CALVERT, ROBERT C                  United States
        CALVIN, PAUL D                     United States
        CAMERON, TODD STANLEY              United States
        CAMPAGNOLA, ROBERTO                Italy
        CAMPBELL, NICHOLAS Y               United States
        CAMPBELL, LISA L                   United States
        CANNING, JAMES EDWARD              Canada
        CANTARERO, JOSE MANUEL             Spain
        CANTWELL, PAUL LONAN               Ireland & United Kingdom
        CAPASSO, EUGENIO                   Italy
        CAPLAN, LISA L                     United States
        CAPONE, PAOLO                      Italy
        CARADONIO, VITO                    Italy
        CARAMONTA, DARRIN J                United States
        CARLILL, CERI                      United Kingdom


                              (Page 8 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        CARMINATI-RABASSE, ARMELLE         France
        CARNAHAN, KEVIN                    United States
        CAROSELLI, FILIPPO                 Italy
        CARRARA, MARCO                     Italy
        CARRIGAN, CHRIS                    United Kingdom
        CARRIZO, EDUARDO                   Argentina
        CARROLL, GREG JOHN                 Australia
        CARSON, VISDA M                    United States
        CARTWRIGHT, DAVID                  United Kingdom
        CARTWRIGHT, PAUL                   United Kingdom
        CASADO GONZALEZ, JOSE MANUEL       Spain
        CASATI, GIANFRANCO                 Italy
        CASIRAGHI, LUCA                    Italy
        CASIRAGHI, MASSIMO                 Italy
        CASSINADRI, MARIO                  Italy
        CASTELLANO, ENRICO                 Italy
        CASTER, GREGORY P                  United States
        CASTLE, ROBERT J                   United States
        CATLETT, JOHN M                    United States
        CAVALIERO, JOHNNY J                United States
        CAVENAUGH, DANIEL L                United States
        CELI, JOHN                         United States
        CELSI, STEFANIA                    Italy
        CERDAN, RICARDO M                  Argentina
        CERNY, KEITH JOSEPH                United States
        CERZA, PAOLO                       Italy
        CESARI, LUCA FORTUNATO             Italy
        CHALABY, CHERINE MOHSEN            United Kingdom
        CHALIFOUX, MARTIN                  Canada
        CHAN, FOO TUCK                     Malaysia
        CHAN, DANIEL HIOK KHIANG           Malaysia
        CHANG, MIN X                       United States
        CHANG, RICHARD A                   United States
        CHANIOT, PHILIPPE                  France
        CHANMUGAM, RAVI                    United States
        CHAPIN, LLOYD W                    United States
        CHAPMAN, ERIC                      United States
        CHAUFFARD, PHILIPPE C              France & Switzerland
        CHAURE BUENO, MANUEL               Spain
        CHAVES, JOSE MARCOS*               Brazil
        CHEE, LAI YONG                     Singapore
        CHEESE, PETER AYRTON               United Kingdom
        CHEN, DAVID M                      United States
        CHENELLE, JOSEPH D                 United States
        CHENG, WILLIE J H                  Singapore
        CHESTNUT, GREGORY P                United States
        CHEW, ROBERT                       Singapore
        CHI, YOUNGCHO                      Korea
        CHIKAYASU, YOSHIO                  Japan
        CHILDS, RICHARD A                  United Kingdom
        CHING, YEW CHYE                    Malaysia
        CHISMAN, RICARDO                   Brazil
        CHIU, PAUL C                       United States
        CHO, BUM-COO                       Korea
        CHONG, CHUAN NEO                   Malaysia
        CHOONG, TUCK OON                   Malaysia
        CHOW, TONG FUL                     Malaysia
        CHOWLA, MANOJ                      United States
        CHRISTIN, SERGE E                  France
        CHRISTOU, ALEX                     United Kingdom
        CHUNG, MICHAEL H                   United States
        CIANCHI, STEFANO                   Italy
        CIRIELLO, ALBERTO                  Italy
        CITTON, ROBERTO                    Italy
        CIVIDINI, GIANMARCO                Italy
        CLAMP, ADRIAN PAUL                 United Kingdom
        CLANCY, J ANTHONY                  United States
        CLARK, BRIAN A                     United States
        CLARK, GREGG A                     United States
        CLARK, RICHARD P                   United States
        CLARK, SCOT W                      United Kingdom
        CLARKE, ANDREW                     Australia
        CLAUSER, ROBERT C                  United States
        CLEMENT, ROBERT C                  United States
        CLEMENTS, STEWART ROBERT           United Kingdom
        CLIMIE, KEN G                      British West Indies
        CLINE, MITCHELL R                  United States
        CLINE, WILLIAM F                   United States
        CLINTON, DAVID R                   United Kingdom


                              (Page 9 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        COATES, LARRY L                    United States
        COFFEY, JOHN L                     United States
        COLE, MARTIN I                     United States
        COLELLA, SERGIO                    France
        COLEMAN, JAMES B                   United States
        COLLE, SERGE                       Belgium
        COLLINS, MICHAEL F                 United States
        COLLINS, MICHAEL J                 United States
        COLLINSON, SHAWN                   United Kingdom
        COLMENA, ANTONIO                   Spain
        COLOME, JORDI                      Spain
        COLOMINA, RAMON                    United States
        COLTSMANN, JOHN F                  United Kingdom
        COMERFORD, JOELLIN                 United States
        CONDIT, BRIAN J                    United States
        CONDON, MICHAEL G                  United States
        CONFORTI, DANIEL F                 Argentina
        CONTRI, GIOVANNI                   Italy
        CONVEY, STEVEN G                   Canada
        COPACINO, WILLIAM C                United States
        COPPE, GRIEG W                     United States
        CORA, MARCELO G                    Argentina
        CORALLO, SILVANO                   Italy
        CORCORAN, MARIAN                   Ireland
        CORLESS, KENNETH                   United States
        CORNELIUS, CRAIG B                 United States
        CORNELIUS, RICHARD D               United States
        CORREIA, TEUTLY                    Brazil
        COSTELLO, MICHAEL J                United States
        COSTONIS, MICHAEL A                United States
        COTE, BRIAN M                      United States
        COTTEY, PAUL T                     United States
        COUGHLAN, ANTHONY G*               United States
        COUGHLIN, RICHARD J                United States
        COUGOUL, JEAN LOUIS                France
        COURTNEY, PETER ROGER              United Kingdom
        COVILLE, BENOIT                    France
        COWAN, CHRISTOPHER M               United Kingdom
        CRAIG, PAMELA J*                   United States
        CRANLEY, THOMAS A                  United States
        CRAVER, JON D                      United States
        CRENNAN, KAREN                     United States
        CRETOT, PASCAL                     France
        CROOK, PAUL                        United States
        CROSBY, PHIL J                     United States
        CROTHERS, WILLIAM                  United Kingdom
        CROW, DAVID A                      United States
        CROWLEY, JAMES D                   Ireland
        CRUDELE, JORGE                     Argentina
        CRUMP, CHRISTOPHER L               United States
        CRUZ, RITA FRANCISCA S             Philippines
        CUDDIHEY, ALDEN                    Canada
        CULP, STEVEN R                     United States
        CUNNINGHAM, JOHN EDWARD            United States
        CURTIS, ANDREW R                   United Kingdom
        CURTIS, GARY A                     United States
        CUSANO JR, JOHN MICHAEL            United States
        CUTRONA, SALVATORE MICHAEL         United States
        DAGRADI, MICHELE                   Italy
        DAHLE, DAVID R                     United States


                              (Page 10 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        DALTON, PIERRE L                   South Africa
        DALY, GER M                        Ireland
        DAMIANI, DENISE*                   Italy/Brazil
        DANDRIDGE, WILLIAM W               United States
        DARBY, MARGARET HARRISON           United States
        DARLAND, DANIEL W                  United States
        DARMAN, GHAZALI                    Malaysia
        DARNEAU, PHILIPPE H*               France
        DAUGHERTY, PAUL R                  United States
        D'AVANZO, ROBERT LEWIS             United States
        DAVID, LIBOR                       Czech Republic
        DAVID, MICHAEL R                   United States
        DAVIDSON, FRITHA A                 South Africa
        DAVIDSON, DAVID A                  United States
        DAVIES, COLIN K                    Canada
        DAVIES, OWEN BARRASFORD            United States
        DAVIN, CHRISTOPHER P               United States
        DAVIS, JON PHILIP                  United Kingdom
        DAVIS, BRADLEY W                   United States
        DAVIS, JOHN E                      United States
        DAVIS, MARY CATHERINE              United States/British
        DAVIS, JR, JOSEPH E                United States
        DAY, DAVID W                       United States
        DE BLAUWE, ERIC                    France
        DE BOER, HANS                      The Netherlands
        DE JONG, ANTHONY                   Australia
        DE KEGEL, MARC O                   Belgium
        DE LAVENNE, ERIC                   France
        DE MARTINI, ALESSANDRO             Italy
        DE RIDDER, YVONNE B                The Netherlands
        DE VILLIERS, FRIKKIE               South Africa
        DE WINTER, GERT M                  Belgium
        DEAN, PAUL J                       Australia
        DEBLAERE, JOHAN G                  Belgium
        DECATUR III, IRVING CHASE          United States
        DECOTTIGNIES, ELOI                 France
        DEDONATIS, RENATO                  Italy
        DEFFARGES, ETIENNE H               United States
        DEGENER, HEINRICH                  Germany
        DEITCHER, CHERYL L                 United States
        DEJONGH, LAMAE ALLEN               United States
        DEL SANTO, JOHN L                  United States
        DELAIDE, PHILIPPE                  France
        DELAPORTE, VINCENT                 France
        DELATTRE, ALLEN J                  United States
        DELESALLE, MARC P                  United States
        DELHAYE, CATHERINE                 France
        DELICATI, PATRIZIO                 Italy
        DELMONTE, VITTORIO                 Italy
        DELORME, PASCAL A                  France
        DEMAREST, STEPHEN M                United States
        DEMARIA, REGIS                     France
        DEMAY, BRIAN C                     United States
        DEMPSEY, STEPHEN J                 British West Indies
        DENIAU, JEAN-MARC                  France
        DENNIS, GREGORY C                  United States
        DENNIS, MICHAEL A                  United States
        DENTON, KRIS P                     United States
        DERRICK, R DOUGLAS                 United States
        DERSY, FABRICE                     France
        DERYCKERE, KOEN D                  Belgium
        DESCHAMPS, DAVID                   France
        DESCO AGULLO, JOSE MANUEL          Spain
        DESMOND, ANDREW J                  Ireand


                              (Page 11 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        DETTLING, DREW S                   United States
        DEUTSCH, HARALD                    Germany
        DEUTSCH, MENACHE MAURICIO          Mexico
        DEVILLE, NEIL                      United Kingdom
        DEWITTE, JAN L                     Belgium
        DEWOR, EVA                         Germany
        D'GIACOMO, GIOVINA SILVANA         Venezuela
        DI PAOLO, GIORGIO                  Italy
        DICAPRIO, JAMES R                  United States
        DICKEY, JAMES M                    United States
        DIEMER, OTTO                       Germany
        DIEPERINK, GUIDO H                 The Netherlands
        DIETRICH, DAVID R                  United States
        DIEZ, BALLESTEROS, JOSE LUIS       Spain
        DIEZ, FRANCISCO JAVIER             Spain
        DIGIORGIO, CHRISTOPHER S           United States
        DIGREGORIO, GINO B                 United States
        DIK, ROGER W                       United States
        DILLINGHAM, FRASER M               United Kingdom
        DIMIDSCHSTEIN, FERNAND             Belgium
        DINEEN, KENNETH S                  United States
        DINSMORE, EARLE R                  United States
        DIXON, KEVIN J                     Australia
        DOBSA, MAREK                       Czech Republic
        DODGE, WARREN J*                   United States
        DOERR, DOUGLAS R                   United States
        DOHNALIK DAVID JOSEPH              United States
        DONALD, ALISTAIR A                 United Kingdom
        DONNELLAN, MICHAEL ANDREW          United Kingdom
        DONNELLY, CHRISTOPHER P            United States
        DONOHUE, MICHAEL T                 United States
        DONOHUE, JAMES C                   United States
        DOOCEY, TONY                       United Kingdom
        DOOLEY, KEVIN J                    United States
        DOOLEY, ROGER MAYER                United States
        DOSI, GIUSEPPE                     Italy
        DOWNIE, JOHN MARTIN*               United Kingdom & Australia
        DOYLE, JONATHAN                    Ireland
        DOYLE, MICHAEL B                   United States
        DRAKE, JOHN F                      United States
        DRAPER JR, WILLIAM CHRISTOPHER     United States
        DRIGGS II, WOODRUFF W              United States
        DRUCKER, REID S                    United States
        DRUZGALA, TIMOTHY D                United States
        DUELKS, ROBERT N                   United States
        DUFF, PAUL M                       Ireland
        DUFFY, MICHAEL G                   Ireland
        DUFFY, STEPHEN ANTHONY             United Kingdom
        DUGAN, JOHN D                      United States
        DULL, STEPHEN F                    United States
        DUNAWAY, MARK WAYNE                United States
        DUNBAR, TODD A                     United States
        DUNCAN, GARY A                     United States
        DUROCHER, JOHN F                   United States
        DVOROCSIK, ANDREW JAMES            United States


                              (Page 12 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        EASTON, ROBERT J                   Australia
        EASTON, RICHARD C                  United States
        EATON, PHILIP ANTHONY              United States
        EBBINGHAUS, OSKAR                  Sweden
        EDELBLUT, JOHN G                   United States
        EDWARDS, W  MARK                   United Kingdom
        EDWARDS, MATTHEW J                 United Kingdom
        EDWARDS, NICHOLAS HUW              United Kingdom
        EDWARDS, STEVEN G                  United States
        EFFLER, PETER J                    United States
        EGAN, MICHAEL E                    United States
        EGAWA, ATSUSHI                     Japan
        EGERLAND, JENS C                   Germany
        EGLY, TRACI D                      United States
        EGUNJOBI, SEGUN OLAKUNLE           Nigeria
        EHRHART, JAMES M                   United States
        EICHMANN, DON A                    United States
        EISENFELDER, SCOT K                United States
        EL SAADANI, AMR                    Germany
        ELEOFF, MARK N                     Canada
        ELLINGSEN, JOHN ERIK               Norway/United Kingdom
        ELLIOTT, J DEAN                    United States
        ELLIS, JAMES M                     United States
        ELRON, DAN H                       United States
        EMBREE, HARVEY RICHARD             United States
        EMERSON, RICHARD J                 Australia
        ENDRES, PATRICIA ANN               United States
        ENGEL, JOHN F                      United States
        ENGELS, CHRISTIAN                  Germany
        ENGGIST, MARKUS                    Switzerland
        ENGLAND, SIMON JOHN                United Kingdom
        ENGLERT, BRADLEY G                 United States
        ENGOIAN, MICHAEL H                 United States
        ENJOLRAS, MARC                     France
        EQUALE, PAUL JOSEPH                United States
        ERNST, MARK D                      United States
        ESPOSITO, ENNIO                    Italy
        ETHELSTON, MIKE                    United Kingdom
        ETHEREDGE, JAMES O                 United States
        ETTEL, WOLF HENNING                Germany
        EUWE, MARK J                       The Netherlands
        EVANS, NICK PETER                  United Kingdom
        EVERHART, CARRIE                   United States
        EVERSON, PHILLIP G                 United Kingdom
        EYMERY, PASCAL                     France
        FABRE, GILLES                      France
        FAGALDE, LOUIS                     France
        FALCAO, JAIME                      Portugal
        FALTZ, JEAN                        Luxembourg
        FARINAS, VICTOR MARCELINO          United States
        FARLEY, CATHERINE STROTHER         United States


                              (Page 13 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        FARRELL, MICHAEL                   United Kingdom
        FARRINGTON, GEORGE L               United States
        FAVRE, DONAVON J                   United States
        FEKRAT, NORMAN D                   United States
        FELLER, GUIDO                      Italy
        FEREZIN, LUIZ C*                   Brazil
        FERGUSON, MARTIN                   United States
        FERGUSON JR, GLOVER T              United States
        FERNANDES, JOSE MANUEL             Portugal
        FERNANDEZ PERDIZ, JOSE FRANCISCO   Spain
        FERNEYHOUGH, STEPHEN DAVID         United Kingdom
        FERRARI, DANIELE                   Italy
        FERRIANI, GUIDO                    Italy
        FERRO, VINCENZO                    Italy
        FIGUEIRIDO, DANIEL V               Argentina
        FIKSE, EDDY J                      United States
        FILEWYCH, CHARLES L                Canada
        FINDLAY, CHARLES BOYD              United Kingdom
        FINK, GARY S                       United States
        FIORAMONTI, WALTER                 Italy
        FIORENZA, ALAN M                   United States
        FISCHER, REINER                    Germany
        FISCHER, THOMAS M                  United States
        FISHMAN, KENNETH A                 United States
        FITZGERALD, GARY J                 Australia
        FJORNES, ERIK                      Norway
        FLACK, SIMON                       Australia
        FLAKE, JENNIFER V                  United States
        FLECK, MARIO*                      Brazil
        FLEDEL, EBERHARD M                 Germany
        FLEMING, HENRY CLIFTON             United States
        FLEMING, MARK DOUGLAS              United States
        FLOETHER, KARL-HEINZ               Germany
        FLOWERS, JAMES E                   United States
        FOONG, MICHAEL S                   Malaysia
        FORBES, CHARLES SCOTT              United States
        FORD, GILL                         United Kingdom
        FOREHAND, JOE W*                   United States
        FORMANEK, KAY N                    Holland
        FORNASIERO, ARNALDO                Italy
        FORTES, MARCELO C*                 Brazil
        FOSNACHT, FRED M                   United States
        FOSTER, MARK                       United Kingdom
        FOSTER, DREW W                     United States
        FOWLER, STEPHEN R D                United Kingdom
        FOX, MICHAEL C                     United States
        FOX, THOMAS K                      United States
        FRAMIL, LEONARDO J                 Brazil
        FRANZ, PETER H                     South Africa
        FRASER, STEPHEN MICHAEL            United Kingdom
        FRAZIER, ALBERT H                  United States
        FRECH, TODD N                      United States
        FREDRIKSEN, PER INGVALD            Norway
        FREEDMAN, JASON C                  United States
        FREELAND, JOHN G                   United States
        FRERICHS, ROBERT N*                United States
        FRIARS, ANDREW D                   Australia
        FRIEDMAN, MICHELE K                United States
        FRIEDMAN, JOEL P                   United States
        FROEHLICH, BRUCE P                 United States
        FUKUZAWA, KO                       Japan
        FULLONE, MARIA                     Italy
        FULTON, W COLIN                    United States


                              (Page 14 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        FUMI, PAOLO                        Italy
        FURPHY, D WAYNE                    Zimbabwe
        FURUSAWA, HIRONOBU                 Japan
        GACH, ROBERT P                     United States
        GADOL, ELENA                       France
        GAILEY, MICHAEL L                  United States
        GAJREE, PUNITA                     United Kingdom
        GALAMBA-DE-OLIVEIRA, JOSE          Portugal
        GALBRAITH, ARCHIE                  United Kingdom
        GALBRAITH, JEFFERY A               United States
        GALLAGHER, MICHAEL JOHN            United States
        GALLANT, KELLY P                   Canada
        GALLEY, JEAN-YVES                  France
        GALUE AMBLAR, ADOLFO J             Spain
        GAN NYAP LIOU, LARRY               Malaysia
        GANDINI, ALBERTO                   Italy
        GANDUS, RICCARDO                   Italy
        GANNON, THOMAS M                   United States
        GARCIA, JERRY MARTIN               Canada
        GARCIA, PEDRO JOSE                 Venezuela & Spain
        GARGAS, RANDALL EDWARD             United States
        GARGIULO, MARK                     United States
        GARRICK, ANDREW THORBURN           United Kingdom
        GARTSIDE, DAVID                    United Kingdom
        GASC, JEAN-FRANCOIS E              France
        GATEWOOD, JENNIFER A               United States
        GATIGNOL, LAURENT                  France
        GATTERMEYER, WOLFGANG              Austria
        GAUDET, III, ALLEN J               United States
        GAY, JEAN-MICHEL                   France
        GAZANEGO JR, MARIO                 Brazil
        GAZAY, XAVIER A                    France
        GEAR, SUSIE                        British
        GEARHART, JAMES W                  United States
        GEDDES, IAN DAVID                  United Kingdom
        GEE, TERRENCE M                    United States
        GEISE, AUGUST W                    United States
        GELLE, MARC                        France
        GEMIN, LOUANNE                     Canada
        GENESINI JR, SILVIO JOSE*          Brazil
        GENUINI, BENOIT                    France
        GEORGE, PHILIP A                   United Kingdom
        GERA, PIERCARLO                    Italy
        GERLACH, JUERGEN                   Germany
        GERSHMAN, ANATOLE V                United States
        GHERING, HAROLD A                  United States
        GIANNICO, PIERLUIGI                Italy
        GIBBS, ROBERT C                    United Kingdom
        GIBERT ARCE, JORDI                 Spain
        GIBSON, FIONA E                    United Kingdom
        GIELEN, ROELAND                    Belgium
        GIERLACH, DIRK                     Germany
        GILCHRIST, TIM                     United Kingdom
        GILCHRIST, STUART K                United States
        GILL, GUSTAVO*                     Brazil
        GILLEROT, OLIVIER JEAN             Belgium
        GILLESPIE, JOHN H                  United Kingdom
        GILLET, DANIEL G                   Belgium
        GILLETT, ANDREW LEONARD            United Kingdom
        GILLETTE, RONALD D.                United States
        GILRAIN, MARK J                    United States
        GINGRICH, JOHN CHARLES             United States
        GINSBURG, LYLE D                   United States
        GINTER, BRETT ALLEN                United States
        GIOMETTI, MARK C                   United States
        GIOVANNITTI, VINCENZO              Italy
        GIRARD, OLIVIER                    France
        GISSLER, D NEIL                    United States


                              (Page 15 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        GIST, ERIC P                       United States
        GITH, THOMAS                       Germany
        GLASMACHER, IRMGARD                Germany
        GLASS, BART H                      United States
        GLASSBERG, ANDREW MARK*            United States
        GLEICHENHAUS, BARRY A              United States
        GODINHO, MANUEL M                  Portugal
        GOEBEL, MARK C                     United States
        GOERNER, MICHAEL                   Germany
        GOH, AIK MENG                      Malaysia
        GOH, LIN PIAO                      Malaysia
        GOH, LAWRENCE CHEAR WAH            Singapore
        GOLDEN, RICHARD J                  United States
        GOLDING, DAVID                     United Kingdom
        GOLDMAN, MAX S                     United States
        GOLDSON, DAVID S                   United States
        GOMES, JOSE                        Portugal
        GOMEZ ESTEBAN, JESUS               Spain
        GOMEZ MALLO, RAFAEL                Spain
        GONCALVES, ROGER                   France
        GOODMAN, JOHN B                    United States
        GOODSON, MICHAEL D                 United States
        GOODWIN, C ERICKSON                United States
        GOODYEAR, MARK V                   United Kingdom
        GOPAL, SANJAY                      India
        GORDON, GRAEME D                   Canada
        GORDON, NOEL A                     United Kingdom
        GORINE, ALEXANDRE                  Russia
        GORLA, GIUSEPPE                    Italy
        GOSLING, PAUL                      United Kingdom
        GOSNELL, THOMAS K                  United States
        GOSSAGE, WALTER G                  United States
        GOSSAGE, JAMES F                   United States/France
        GOTO, HIROSHI                      Japan
        GOURBAT, HUGUES U                  France
        GOURGEY, WILLIAM E*                United States
        GOUTALLIER, VINCENT                France
        GOVENDER, VASATHAVEN               South Africa
        GRACY, MARY BETH                   United States
        GRAF, ROLF                         Switzerland
        GRAHAM, GEOFFREY S                 United States
        GRAINGER, RAYMOND E                United States
        GRANGER, JORMAN D                  United States
        GRANT, COLIN D                     United Kingdom
        GRASSEL, RICHARD E                 United States
        GRATTO, STEVEN E                   United States
        GREEN, WILLIAM D                   United States
        GREER, CHRISTOPHER M               United States
        GREINER, THOMAS R                  United States
        GRIMSLEY  JR, JAMES C              United States
        GRISON, ERIC                       France
        GROENEWOUD, ANJA H                 The Netherlands
        GROHS, SIEGFRIED                   Germany
        GRONLI, ROY                        Norway
        GROSSI, BRUNO                      France
        GRUBB, DAVID M                     United States
        GRUBY, BRADFORD S                  United States
        GRUZIN, TREVOR J                   South Africa
        GUILLEMYN, FRANK R                 Belgium


                              (Page 16 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        GUITTAT, PHILIPPE                  France
        GUPTA, A J                         United States
        GUTHRIDGE, GREGORY S               United States
        GUTKOWSKI, STANLEY JOSEPH          United States
        GUTMAN, GENE A                     United States
        GUYAN, G VICTOR                    United States
        GUZMAN, ARRUE INES RAMORA          Spain
        GYLDEN, JAMIE J                    United States
        HAARMANN, GUIDO                    Germany
        HABERMAN, JACK B                   United States
        HAGGART, RICHARD B                 United States
        HAGSTROM, JON E                    United States
        HAHN, SCOTT M                      United States
        HAJJAR, FRED G                     United States
        HAKANEN, JOUNI                     Finland
        HALABE, DAN JOEL                   United States
        HALE, TIMOTHY A                    United States
        HALL, JAMES D E                    United Kingdom
        HALVERSON, MARK A                  United States
        HAMILTON, DONALD G                 United Kingdom
        HAN, BONG-HOON                     South Korea
        HANKER, JENS                       Germany
        HANLEY, KEVIN MATTHEW              United Kingdom
        HANLEY, THOMAS A                   United States
        HANNA, BLAKE                       Canada
        HANNA, ARTHUR                      United Kingdom
        HANNA, MARC A                      United States
        HANNOVER, PER                      Denmark
        HANSEN, JESPER HOUGAARD            Denmark
        HANSEN, HENRIK E                   Norway
        HANSEN, NATHAN T                   United States
        HANSON, DANA                       United States
        HANSSON, MIKAEL                    Sweden
        HARBACH, F EDWIN*                  United States
        HARGREAVES, SIMON J                United Kingdom
        HARIDY, GASSER                     Greece
        HARRELL, AUDREY R                  United States
        HARRINGTON, JON                    United States
        HARRIS, JAMES G                    United States
        HARRIS, CHARLES L                  United States
        HARRISON, SCOTT F                  United States
        HARRISON, MICHAEL JOSEPH           United States
        HARRISON, RHONDA F                 United States
        HARTEMAYER, GREGG G                United States
        HARTIGAN, JEFFREY S                United States
        HARTLEY, M S                       United States
        HARTLEY, CATHERINE A               United States
        HARTMAN, THOMAS J                  United States
        HARTWIG, THOMAS D                  Denmark



                              (Page 17 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        HASWELL, JOHN                      United States
        HATANO, TORU                       Japan
        HATHORNE, SCOTT A                  United States
        HATTON, TREVOR M                   British West Indies
        HATZIDIMOULAS, LISSIMAHOS          Greece
        HAUSER, MARC                       France
        HAVILAND, KEITH FRANK              United Kingdom
        HAWKINS, JOHN STEWART              United Kingdom
        HAWN, MARK K                       United States
        HAY, JOHN ANDREW                   Australia
        HAY, ANDREW M                      United Kingdom
        HAYES, JAMES G                     United States
        HAYES, JAMES E                     United States
        HAYWOOD, GARY JOHN                 United Kingdom
        HAZEN, PHILLIP E                   United States
        HEALEY, ALAN J                     United Kingdom
        HEALY, DONAGH                      Ireland
        HEALY, MICHAEL A                   United States
        HEALY, THOMAS J                    United States
        HEATH, H DARRYL*                   United States
        HECK, BERNHARD A                   Germany
        HECKENBERGER, ULRICH               Germany
        HEDDENS, JAMES F*                  United States
        HEEMSKERK, PETER O                 The Netherlands
        HEFFERNAN, GARY                    United Kingdom
        HEGNER, NORBERT                    Germany
        HEIDELMAN, MICHAEL GERALD          United States
        HEINEMANN, JORG G                  United States
        HEISER, DAVID T                    United States
        HEMSTRITCH, JANE S                 Australia
        HENDERSON, IAIN                    United Kingdom
        HENDERSON, JOHN WAYNE              United States
        HENDRICKSON, JAMES C               United States
        HENNEMANN, WALTER                  Austria
        HENNESSY, MARK R                   United States
        HENRY, MICHAEL                     United States
        HERMANN, STEVEN W                  United States
        HERNANDEZ, JAMES O                 United States
        HERNANDEZ, JULIO J                 United States
        HERSCH, DALE R                     United States
        HERTZ, ELLEN J                     United States
        HESELMANN, DIRK                    Germany
        HESS, THOMAS H                     United States
        HESSLER, MICHAEL T                 United States
        HETHERINGTON, ROBERT W             United Kingdom
        HEYNS, HERMAN R*                   South Africa
        HICKLING, HARRY C                  Australia
        HIELSCHER, CINDY L                 United States
        HIGBIE, BILL                       United States
        HIGGINS, MICHAEL K                 United States
        HILDEBRANDT, THOMAS A              United States
        HILL, RODGER                       United Kingdom
        HILL, RICHARD W                    United States
        HILL, DAVID L                      United States
        HILLEN, MARC J                     The Netherlands
        HINTLIAN JR, JAMES TERRY*          United States
        HIOKI, KATSUSHI                    Japan
        HITT, BRADLEY J                    United States



                              (Page 18 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        HODGETT, MARTIN H                  United States
        HODGSON, DAVID M                   United Kingdom
        HODO, CHIKATOMO                    Japan
        HOE, KAH SOON                      Malaysia
        HOERRMANN, GEROLD                  Germany
        HOFBAUER, THOMAS H                 Germany
        HOFFMAN, JANET L                   United States
        HOFMEISTER, DOUGLAS F              United States
        HOGAN, JOHN G                      Ireland
        HOGAN, KEVIN P                     United States
        HOHNEN, ROBERT A                   Australia
        HOLLAENDER, JOCHEN                 Germany
        HOLLANDER, DAVID P                 United States
        HOLMAN, ANTHONY N                  Australia
        HOLMES, PETER                      United Kingdom
        HOLMES-WOODHEAD, SARA              United Kingdom
        HOLSMAN, RICHARD H                 United States
        HOLT, EDWIN DAVID                  United States
        HOLTMANN, THOMAS                   Germany
        HOLTSCHKE, BERNHARD                Germany
        HONG, MONTGOMERY ANDREW            United States
        HONOHAN, JAMES P                   United States
        HONTS, ROB W                       United States
        HOPKINS, RAY                       Peru
        HORGAN, MAUREEN S                  United States
        HORIGUCHI, NOBUHISA                Japan
        HORTON, BRUCE JOHN                 British
        HOSKING, DAVID J                   New Zealand
        HOSS, HANS                         Germany
        HOTTA, TETSUYA                     Japan
        HOURIGAN, TIMOTHY J                United States
        HOUSEN, PATRICK R                  United States
        HOWARD, MALCOLM                    United Kingdom
        HOWELL, NICHOLAS F                 United States
        HOYNDORF, KAREN                    Germany
        HRUSOVSKY II, JOHN J               United States
        HUBER, FRIEDRICH                   Australia
        HUFFMAN, LON J                     United States
        HUGHES, ANDRE P                    United States
        HUGHES, BARTON L                   United States
        HUGHES, JOHN BAILEY                United States
        HUGHES, MARK ANDREW                United Kingdom
        HUGHES, MICHAEL E                  United States
        HUMBERT, YVES V                    France
        HUNDLEY, STEPHEN T                 United States
        HUNTER, DAVID R                    Australia
        HURLEY, SHELLEY L                  United States
        HURST, STEVEN                      United Kingdom
        HUSSEINI, KHALID                   Czech Republic
        HUTCHESON, JEFFREY D               United States
        HUTCHINS, DWIGHT N                 United States
        HWANG, HANS                        United States



                              (Page 19 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        IDE, GARY S                        United States
        IGARASHI, SHINJI                   Japan
        IIDOI, MOTOKI                      Japan
        INAGAKI, MASAHISA                  Japan
        INGOLD, ROGER*                     Brazil
        INGRAM, WAYNE T                    Canada
        ISAJI, MITSUO                      Japan
        ISO, YUTAKA                        Japan
        ITALIANO, ANGELO                   Italy
        ITO, HIROSHI                       Japan
        IYER, KUMAR K                      India
        JACKOWSKI, MICHAEL A               United States
        JACKSON, JAIME                     Mexico
        JACKSON, BRIDGET  HELEN            United Kingdom
        JACKSON, MARK D                    United States
        JACKSON, ANDREW                    United States
        JACOB, ERIK                        France
        JACOBSEN, HAKON                    Norway
        JAHN, HENDRIK CH                   Germany
        JAIN, SANJAY                       India
        JAMES, STEPHAN A*                  United States
        JANMOHAMED, SALEEM                 Canada
        JANNELLI, GIUSEPPE                 Italy
        JAVENS, GLENN M                    United States
        JECMEN, SCOTT JOSEPH               United States
        JELF, OWEN                         United Kingdom
        JELTSCH, MICHAEL                   Germany
        JENK, JUSTIN                       Denmark
        JENKINS, SIMON C                   United Kingdom
        JENKO, GREGORY J                   United States
        JENNINGS, BARRY D*                 United States
        JENSEN, EDWARD W                   United States
        JESTIN, CATHERINE                  France
        JEWITT, RAYMOND HINLEY             United Kingdom
        JOHNSON, ADAM                      United Kingdom
        JOHNSON, BRIAN A                   United States
        JOHNSON, GREGORY                   United Kingdom
        JOHNSON, JAMES C                   United States
        JOHNSON, LISA MARIE                United States
        JOHNSON, OMOBOLA OLUBUSOLA         Nigeria
        JOHNSON, ROBERT J                  United Kingdom
        JOHNSON, ROBERT L                  United States
        JOHNSON, ROBERT SCOTT              United States
        JOHNSON, SHAYNE                    United States
        JOHNSON, SUE C                     United States
        JOHNSTON, VALERIE L                United States
        JOKINEN, JORMA HEIKKI OLAVE        Finland
        JONES, TIM J                       United Kingdom
        JONES, KEVIN R                     United States
        JONES, KENNETH A                   United States
        JONES, SANDRA L                    United States
        JORDAN, KYLE KIRKPATRICK
        JOSHI, DHANANJAY M                 United States
        JUE, DARRYL W                      United States
        JULIAN, KEVIN K                    United States
        JUNG, ROBERT                       Germany


                              (Page 20 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        JUNKER, MICHAEL                    Germany
        JUNKERMANN, JENS B                 Germany
        JUPP, VIVIENNE                     Ireland
        JURY, TIMOTHY G*                   United States
        JUSSERAND, EMMANUEL                France
        JUUL, SAM                          Germany
        KAEHNE, JONATHAN D                 Australia
        KAERNER, HENNING                   Germany
        KALMS, BRIAN GEOFFREY              United Kingdom
        KALTENMARK, JOHN KENNETH           United States
        KAMAT, CHAITANYA MADHUKAR          India
        KAMPE, STEFAN A*                   United States
        KANE, TOM C                        United States
        KAPLOW, BRIAN ANDREW               United States
        KAPUR, ATUL K                      India
        KAPUR, SHARAD K                    India
        KARAMOOZ,SAIED R                   United States
        KARASAWA, IKUO                     Japan
        KARREMANS, PETER CA                The Netherlands
        KARREN, JOHN DANIEL                Australia
        KASAMIS, DOUGLAS L                 United States
        KASPER, MARTIN                     Germany
        KATF, RAMEZ J                      Australia
        KAUDERER, STEVEN I                 United States
        KAUFMAN, SERGIO G                  Argentina
        KAVALS, VICTOR P                   Australia
        KAZAOKA, MASAHITO                  Japan
        KEANE, PAUL L                      United States
        KEITH, DREW B                      United States
        KELLER, KENTON C                   United States
        KELLIHER, MARTY R                  Canada
        KELLY, STEPHEN P                   Australia
        KELLY, WILLIAM F                   United States
        KELLY, CATHARINE J                 United States
        KERGER, RODNEY J                   Australia
        KERR, SEAN M                       United States
        KERSCH, APOLONIA                   Australia
        KETELAAR, ROLF                     The Netherlands
        KETT, INGO                         Germany
        KETTNER, NORBERT                   Germany
        KEYES, J PATRICK                   United States
        KHANNA, SUDHINDAR K                India
        KIEFER, CARL S                     United States
        KIM, CHUL                          South Korea
        KIM, HEE JIP                       South Korea
        KINDER, CHRISTOPHER W              United Kingdom
        KINDLEMAN, CRAIG R                 Canada
        KINLEY, GUY H                      United States


                              (Page 21 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        KINNEY, JOHN P                     United Kingdom
        KIRBY, HUGH                        United Kingdom
        KIRCHHOF, INA                      Germany
        KIRK, PETER                        United Kingdom
        KIRN, PETER F                      United States
        KISSELS, PETER-PAUL M J            The Netherlands
        KIYOHARA, KOICHI                   United States
        KJELLEVOLD, GEIR T                 United States
        KLEE, ELIZABETH C                  United States
        KLEIN, MICHAEL                     Germany
        KLEIN WASSINK, BERNHARD J          United States
        KLOESS, SUSANNE                    Germany
        KNIPP, STEFAN                      Germany
        KNOTT, MICHAEL                     United Kingdom
        KOBAYASHI, YUHEI                   Japan
        KOBAYASHI, MICHAEL K               United States
        KOCH, BENEDIKT J                   Germany
        KOCHMAN, MARTIN                    United Kingdom
        KODAIRA, HIROAKI                   Japan
        KOEHL, DAVID J                     United States
        KOELLER, KIM M                     United States
        KOIVUNEN, PASI                     Finland
        KOKADO, EIICHI                     Japan
        KOMURO, SHIGEHARU                  Japan
        KONKOLA, JUSSI                     Finland
        KORRY, JOHN D                      United States
        KORSSTROM, FRANK EU                Finland
        KOSTIAL, MARGARET A                United States
        KOYAMA, FUMIO                      Japan
        KOZINA, CHRISTOPHER JOHN           United States
        KRAACK, THOMAS ALLEN               United States
        KRACHT, CARSTEN                    Germany
        KRAFT, BERNHARD F                  Germany
        KRAGLUND, JAKOB HOLMEN             Denmark
        KRALL, ALBERT M                    United States
        KRATTEBOL, TOR                     Norway
        KRAUSE, JEFFREY A                  United States
        KRAUSE, MICHELLE L                 United States
        KREUZER, ROBERT                    Germany
        KROC, JAROSLAW                     Poland
        KRUEGER, DANIEL P                  United States
        KU, XIAN HONG                      Malaysia
        KUBOKAWA, KAZUSHI                  Japan
        KUHN, RALF                         Germany
        KULT, GABRIELE                     Germany
        KUMAR, AJIT                        India
        KUMRA, NALIN                       United Kingdom
        KUNZWEILER, JOHN T                 United States
        KUPRES, STEVEN M*                  United States
        KURI, EUGENIO                      Mexico
        KURIAN, ITTOOP JOHANNES            Germany
        KURVINEN, MATTI                    Finland
        KVAM, KRISTIAN                     Norway
        LAACKMAN, DONALD J                 United States
        LABEN, NANCY J                     United States
        LACEY, KENNETH LEE                 United States
        LACHAPELLE, DANA E                 United States
        LAFFARGUE, ERIC                    France
        LAHYANI, MICHEL                    Algeria
        LAITY, ROBERT K                    United States
        LAJTHA, ADRIAN J                   United Kingdom
        LALEIKE, MARK P                    United States

                             (Page 22 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        LAMMING, THOMAS C                  United States
        LAMONT, JULIE E                    United Kingdom
        LAMONT, STEVEN M                   United States
        LANDIA, ALEXANDER                  Germany
        LANDIS, TED CLARK                  United States
        LANGE, JONATHAN L                  United States
        LANGLINAIS, TONI C                 United States
        LANGST, GERHARD                    Germany
        LAPISSE, JEAN-MICHEL               France
        LAREZ, TOMAS                       Venezuela
        LARSEN, KRISTIAN                   Norway
        LARSON, PAUL M                     United States
        LATH, RUSSELL K                    Australia
        LATHROPE, STEPHEN M MICHAEL        United Kingdom
        LAU, ALEX WAI-LEUNG                Hong Kong
        LAUB, RICHARD                      France
        LAUDANO, KEVIN M                   United States
        LAUDERBACK, DANIEL D               United States
        LAUGHNER, J SCOTT                  United States
        LAURENS, ROBERT L                  United States
        LAURIE, WILLIAM JOHN               Australia
        LAUWERENS, ED                      The Netherlands
        LAVELLE, KATHERINE D               United States
        LAVELLE, MICHAEL T                 United States
        LAX, ROBERT T                      United States
        LAZZARI, ROBERTO                   Italy
        LE MASSON, BERNARD                 France
        LE MOAL, BRUNO                     France
        LE SAUX, NICHOLAS                  France
        LEBEAULT, VINCENT                  France
        LECCISO, ROBERTO                   Italy
        LEE, JAE-HAN                       South Korea
        LEE, JIN K                         United States
        LEE, JOHN A                        United States
        LEE, STEVEN B                      Australia
        LEE, SUK-GEUN                      South Korea
        LEE, SZE-WING                      United States
        LEE, WON-JOON                      South Korea
        LEHANE, DYMPHNA                    Ireland
        LEISURE, LAWRENCE B                United States
        LEITCH, SANDRA L                   Canada
        LEJEUNE, XAVIER                    France
        LELINSKI, MARK                     United States
        LEMKE, STEFAN P                    Germany
        LENIHAN, WILLIAM F                 United States
        LEOCADIO, ANTONIO C                Portugal
        LEONI, PINO                        Italy
        LEPERE, BERNARD                    France
        LEROUX, JOEL                       France
        LESHER, RICHARD E                  United States
        LEUNG, PATRICK W                   China
        LEVINE, SETH M                     United States
        LEVY, LANCE HAROLD                 South Africa
        LEVY, JACK R                       United States
        LI, ANGEL                          Taiwan
        LI, GONG                           United States
        LIBERATO, MICHELE                  Italy
        LIBONATI, ROBERTO                  Italy
        LICHTENSTEIN, JOHN E               United States
        LIEBHART, JAMES R                  United States
        LIEDER, HARALD                     Germany
        LIEFTINCK, ADRIAAN H               The Netherlands


                              (Page 23 of 70 Pages)

        --------------------------------------------------------------
                   Item 1                             Item 6
         Names of Reporting Persons                Citizenship
        --------------------------------------------------------------

        LILLIE, MARK T                         United Kingdom
        LIM, ANGELICA                          Malaysia
        LIM, BENG CHOON                        Malaysia
        LIN, ALEX                              China & United States & Taiwan
        LINDSEY, ROBERT K                      United States
        LINK, DAVID CRUZEN                     France
        LINN, NORBERT                          Germany
        LIPASTI, ILKKA                         Finland
        LIPCHIN, LEONID                        United States
        LITTLE, BEN T                          United Kingdom
        LIVINGSTON, ERIC ALLEN                 United States
        LOANE, RICHARD KIM                     Australia
        LOBBATO, JOSEPH F                      United States
        LOCHMANN, HANS-DIETER                  Germany
        LOFTUS, AMY T                          United States
        LOFTUS, PAUL D                         United States
        LOMAS, IAN                             United Kingdom
        LONBOIS, ERIC F                        Belgium
        LONDON, DANIEL T                       United States
        LONG, JOHN BR                          United States
        LONGHINI, STEFANO                      Spain
        LOOMIS, ROY S                          United States
        LOOSER, ULRICH JAKOB                   Switzerland
        LOPATA, IAIN D                         United Kingdom
        LOPES-DA-COSTA, MANUEL                 Portugal
        LOPEZ, PHILIP A                        United States
        LOPEZ ESPEJO, FRANCISCO JAVIER         Spain
        LORACK, STEPHEN M                      United States
        LORGE, TREVOR L                        South Africa
        LOVELACE, LORI L*                      United States
        LUCARINI, MICHAEL A                    United States
        LUCCHESI, ANDREA                       Italy
        LUCCHINI, ANNA CHIARA                  Italy
        LUCY, CHRISTOPHER                      United States
        LUI, BETTY G                           Philippines
        LUKER, JEFFREY P                       United States
        LUKS, HOWARD C                         United States
        LUMB, RICHARD ANDREW                   United Kingdom
        LUNDELLBERG, CHARLOTTA ELSA DESIREE    Sweden
        LUTHER, LANCE A                        United States
        LUUKKONEN, SAMI JUHANI                 Finland
        LYON, NICHOLAS B                       United States
        LYONS, MARK JOHN                       United Kingdom
        MAAS, ARNOUD                           Germany
        MACARTHUR, DEBORAH                     United States
        MACCHI, MAURO                          Italy
        MACDONALD, DOUGLAS L                   United States
        MACEDO, BERNARDO COSTA                 Portugal
        MACPHERSON, ANDREW J                   Australia
        MACWILLSON, ALASTAR CARMICHAEL         United Kingdom
        MAEDA, KENZO                           Japan
        MAES, LUC PIERRE                       Belgium
        MAGGIOROTTI, MICHELE                   Italy
        MAGIMAY, ALWIN KUMAR                   Malaysia
        MAGNUSSEN, TORE                        Norway
        MAGO, JOSEF                            Germany
        MAH, YONG SUN                          Malaysia
        MAHER, KEVIN L                         United States
        MAKANJEE, RAJU                         South Africa
        MAKELA, JUKKA                          Finland
        MALECKI, DENISE D                      United States
        MALIK, ASIF F                          United States


                              (Page 24 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        MALLE, KLAUS                       Austria
        MALLET, PHILIPPE                   France
        MALM, CARL CHRISTIAN               Norway
        MALMBERG, JUHO ERUUI MAGNUS        Finland
        MAMMOSER, CHRISTOPHER P            United States
        MANG, FRANK THOMAS                 Germany
        MANGIONI, FERRUCCIO                Italy
        MANHES, PASCAL                     France
        MANI, SILVIO M                     Italy
        MANN, DAVID                        Australia
        MANN, THOMAS O                     United States
        MANTAS, CARLOS                     Portugal
        MANTOAN, JOSEPH A                  United States
        MARCELLUS, ADRIAN                  Malaysia
        MARCHETTI, CHRISTIAN               France
        MARCHIARO, MAURO                   Italy
        MARCOPOLI, GIANLUCA A              Italy
        MARDJAN, NITTI L                   The Netherlands
        MARESCA, PAOLO                     Italy
        MARIANI, GIOVANNI                  Italy
        MARIAUD, FABRICE                   France
        MARIE, OLIVIER JEAN                United States
        MARIN, ALESSANDRO                  Italy
        MARIN, ERIC E                      United States
        MARINO, ANTONINO                   Italy
        MARGUES, VITOR                     Portugal
        MARRONE, MICHELE                   Italy
        MARTIN, ROBERT T                   United States
        MARTINELLI, PIETRO                 Italy
        MARUYAMA, MAKOTO                   Japan
        MARZETTI, PAOLO                    Italy
        MASCARENHAS, RAUL JOSE FONSECA     Portugal
        MASCOLO, LISA M                    United States
        MASELLA, TONY                      Canada
        MASSAT, PATRICE*                   France
        MASSIE, SUZETTE L                  United States
        MATACONIS, THOMAS R                United States
        MATCHETTE, JOHN B                  United States
        MATHER, GUY                        United Kingdom
        MATTE, FRANCOISE                   France
        MATSUZAKI, MAKI                    Japan
        MAY, BRIAN R                       United States
        MAY, MICHAEL J                     United States
        MAYBERRY, TRENT A                  United States
        MAYNE, JON                         United Kingdom
        MAYTEEDOL, LEENA                   Thailand
        MAZZATTA, MARK                     United States
        MC MAHON, LYNN H                   United States
        MCCLENEGHEN, JAMES P               United States
        MCCREADIE, STEPHEN JAY             United States
        MCCULLOCH, ROBERT J                United States
        MCCURLEY, DAVID M                  United States
        MCDADE, JIM                        Canada
        MCDIVITT, KATHLEEN MARY            United States
        MCERLANE, WILLIAM A                Ireland
        MCFARLAND, DAVID GORDON            United Kingdom
        MCGILL, DON                        British West Indies
        MCGINN, MICHAEL A                  United Kingdom
        MCGOWAN, JEFF R                    United States
        MCGOWAN, PAUL E                    Ireland


                              (Page 25 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        MCGRATH, CHARLES ALEXANDER         United States
        MCGRATH, CHRISTOPHER J             United States
        MCGRATH, MICHAEL G                 United States
        MCGREGOR, NEIL M                   Australia
        MCHUGH, JOHN T                     United States
        MCKAY, SCOTT R                     United States
        MCLAUGHLIN, MEG T                  United States
        MCMEEKIN, DERMOT JAMES             United Kingdom
        MCNAMARA, MALCOLM A                United States
        MCNEILL, LACHLAN P                 Australia
        MCPHERSON, ROBERT B                United States
        MEADOWS, KEVIN R                   United States
        MEARSE, WILLIAM E                  United States
        MEDFORTH, TIMOTHY                  United Kingdom
        MEHTA, MANISH J                    United States
        MELNBARDIS, DENNIS IVARS           Canada
        MELNICOFF, RICHARD M*              United States
        MENDONCA, LOURENCO                 Brazil
        MENDOZA, ANDREW                    United Kingdom
        MENNER, S KURT                     United States
        MENNESSON, THIERRY                 France
        MENTUCCIA, LUCA                    Italy
        MERCIER-JAMES, LAURENT             France
        MERLO, JAIR F A                    Brazil
        MERRIHUE, JEFFREY                  United States
        MERRILL, CHRIS M                   United States
        MESOY, TOR                         Norway
        MEYER, CAROL E                     United States
        MEYER, THOMAS D                    Switzerland
        MEYERCORD, ROSS A                  United States
        MIGUEL LUNO, VALENTINE ANDRES DE   Spain
        MIKURAK, MICHAEL G                 United States
        MILANTA, MASSIMO                   Italy
        MILLER, JAMES N                    United States
        MILLER, JEFFREY*                   United States
        MILLER, JULIE E                    United States
        MILLER, KURT H*                    United States
        MILLER, MYKE L                     United States
        MILLER, NATASHA ELIZABETH JANE     United Kingdom
        MILLER, NEIL                       United States
        MILLER, WILLIAM J                  United States
        MILLS, STEPHEN ANTHONY             United Kingdom
        MILNER-BROWN, IAN DAVID            United Kingdom
        MILWARD, ALEXANDER WILLIAM         United Kingdom
        MINER, KELLY B                     United States
        MIRET, RAIMON                      Spain
        MIRO, AGUSTI X                     United States
        MISAWA, KAZUFUMI                   Japan
        MISKUF, LUBOS                      Czech Republic
        MITANI, KOJI                       Japan
        MITCHELL, CLARENCE                 United States
        MITCHELL, JAMES D                  United States
        MITCHELL, JAMES E                  United States
        MITCHELL, KENNETH                  United States
        MITSUI, SEIICHI                    Japan


                              (Page 26 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        MIYASHITA, KUNIYUKI                Japan
        MODRUSON, FRANK B                  United States
        MOE, STEIN ERIK                    Norway
        MOGENSEN, PETER STEEN              Denmark
        MOLDAUER, THOMAS WELD              United States
        MOLINEUX JR, FREDERICK             United States
        MOLLENKAMP, STEVE                  United States
        MOLNAR, PAUL E                     United States
        MONACO, MASSIMILIANO*              Italy
        MONESI, PAOLO                      Italy
        MONNERAT, BEAT R                   Switzerland
        MONTALBANO, ALFREDO                Italy
        MOODY, PERRY S                     United States
        MOOMAU, STEVEN K                   United States
        MOONEY, NOEL C                     Ireland
        MOORE, LEE TONY                    United Kingdom
        MOORE, PETER JOHN                  United Kingdom
        MOORE, R ALAN                      United States
        MOORE, TERRY L                     United States
        MOORS, JAMIE R                     Australia
        MORALES SANCHEZ, CARLOS            Spain
        MORAN, BRIAN J                     United States
        MORANDI, ROBERTA                   Italy
        MORCHIO, MARCO                     Italy
        MORELLE, QUENTIN                   Belgium
        MORELLI, MICHELE                   Italy
        MORGAN, GUY V                      United Kingdom
        MORGANTI, GIANLUIGI                Italy
        MORI, MASAKATSU                    Japan
        MORISON, MICHAEL M                 United States
        MORRIS, JOHN C*                    United States
        MORRIS, WILLIAM F                  Canada
        MOSKOVITZ, DAVID I                 United States
        MOTOI, CHIE                        Japan
        MOTTERSHEAD, KARYN J               Australia
        MOUCHOUS, ERIC R                   France
        MOUFLE, JEAN-FRANCOIS F            France
        MOUILLE, CHRISTOPHE                France
        MOWAT, DAVID JOHN*                 United Kingdom
        MUCK, RANDALL F*                   United States
        MUELLER, JOSEF C                   United States
        MUELLER, KEITH H                   United States
        MUIR, DAVID G                      United States
        MULANI, NARENDRA P                 United States
        MULLAHY, DENNIS A                  United States
        MULLER, DONOVAN HERBERT            South Africa
        MULLER, LAURA D                    United States
        MULLIN, DANIEL S                   United States
        MULVAD, HENRIK R                   Denmark
        MUNCHEBERG, HANS-JOACHIM           Germany
        MUNIZ, CESAR                       Mexico
        MUNK, RONALD*                      Brazil
        MURAOKA, NOBUHIKO                  Japan
        MURASHIMA, KATSUYA                 Japan
        MURAYAMA, TOHRU                    Japan
        MURFET, TIM                        British West Indies



                              (Page 27 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        MURRAY, ALISTAIR                   United Kingdom
        MUSKAT, DAVID S                    United States
        MUSMECI, FABRIZIO                  Italy
        MYERS, SCOTT D*                    United States
        NADJAR, JOEL                       France
        NAEF, RALF                         Switzerland
        NAESS, JUST ERIK                   Norway
        NAGAYAMA, TATSUYA                  Japan
        NAIR, RAMESH B                     Malaysia
        NAIR, REMASH KUMAR                 Singapore
        NAISH, ANDY                        United Kingdom
        NAKAMURA, YUJI                     Japan
        NAKASHIMA, YASUO                   Japan
        NANTERME, PIERRE                   France
        NAOURI, GERARD                     France
        NARCOMEY, KEVIN O                  United States
        NARGOLWALLA, TANYA                 Canada
        NASET, MICHAEL R                   United States
        NASH, RUSS                         United States
        NASHAWATY, KEITH C                 United States
        NATALE, ETTORE                     Italy
        NATALI, FABRIZIO                   Italy
        NAUGLE, CHRISTINA L                United States
        NAYLOR, SERGIO A                   Brazil
        NEEDLEMAN, MICHAEL PAUL            United Kingdom
        NEIDLEIN, AXEL                     Germany
        NEIGER, THOMAS H                   United States
        NEWALL, MARK R                     United Kingdom
        NEWMAN, ROBERT K                   United States
        NEWTON, KEITH G                    Australia
        NGUYEN, LINH C                     Uruguay
        NHLAPO, MANDLA BIKWA               South Africa
        NIBOUREL, CHRISTIAN                France
        NICHOLS, DAVID L                   United States
        NICHOLS, JOHN K                    United States
        NICHOLS, W ANTHONY                 United States
        NIETO, CLAUDIA                     Argentina & Spain
        NIKOLIC, DRAZEN                    Germany
        NISHIKADO, HIROKAZU                Japan
        NISHIMURA, HIROYUKI                Japan
        NISHIMURA, YUJI                    Japan
        NITZ, JOYCE A                      United States
        NIVEN, RICHARD ROY SYMES           Zimbabwe
        NOGUEIRA, PETRONIO G*              Brazil
        NOLAN, THOMAS F                    United States
        NOLLMANN, WALTER G                 United States
        NOLTE, MICHAEL                     Germany
        NOMOTO, YOSHIRO                    Japan
        NONINO, PIERO                      Italy
        NORRIS, A JOE                      United States
        NORTHCUTT, ROBERT LEWIS            United States
        NOTLEY, IAN MATTHEW                British
        NOVAK, EDWARD T                    United States
        NUEZ CAMPOS, FRANCISCO JOSE        Spain
        NUKUI, SEIICHIRO                   Japan
        NUNES, LUIS RAFAEL LEITE           Portugal
        OAKES, MARK                        United Kingdom
        OAKLEY, MATT                       United Kingdom
        OATES, JEREMY                      British West Indies
        OBLAK, THOMAS O                    United States
        O'BRIEN, CALVIN A                  Australia/United Kingdom
        O'BRIEN, DAVID                     United Kingdom
        O'BRIEN, JOHN M                    United Kingdom
        O'BRIEN PATRICIA                   United States
        O'BYRNE, JAMES F                   Ireland
        O'CONNELL, BRIAN ANTHONY           United States


                              (Page 28 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        O'CONNELL, GEOFFREY                United States
        O'CONNOR, BRUCE L                  United States
        O'CONNOR, JOHN L                   United States
        O'DEA, FRANK J                     Ireland
        OESTERMAN, PER UNO                 Sweden
        O'HALLORAN, JOHN PATRICK           United States
        OHZONO, HIROAKI                    Japan
        O'KEEFE, ROBERT F                  United States
        OLIVEIRA, ALEXANDRE MANUEL         United States
        OLLAGNIER, JEAN-MARC E             France
        OLMOS LOPEZ, PEDRO                 Spain
        O'MAHONY, ROSEMARY M               Ireland
        O'NEILL, EDMOND C                  United States
        OOTAM, AZAD                        United Kingdom
        O'REILLY, KATHLEEN T               United States
        O'RIORDAN, ANNE                    Ireland
        ORLOWICZ, MICHAEL L                United States
        ORR, STUART A H                    United Kingdom
        OSHIMA, CARY SATASHI               United States
        OSOSAMI, BODE ADESOGA              Nigeria
        O'SULLIVAN, OONAGH                 Ireland
        OTLEY, PHILIP                      Australia
        OUELLETTE, ROBERT                  Canada
        OUZIEL, SYLVIE                     France
        OVERAAS, NILS                      Norway
        OYAMA, STANLEY M                   United States
        OZDEMIR, CENK O                    Turkey
        PADMORE, ELIZABETH J               United Kingdom
        PAGE, STEPHEN DOWLAND              Australia/United Kingdom
        PAGELLA, MASSIMO                   Italy
        PAHLMAN, ANDREW R                  Sweden
        PAIN, MICHAEL G                    Australia
        PALLASAHO, JARKKO                  Finland
        PALMELA, JORGE                     Portugal
        PALMER, DAWN ELIZABETH             United States
        PALMER, JERRY L                    United States
        PALMER, MICHAEL E                  United States
        PALMER, ROBERT O                   United States
        PANIAGUA, PURIFICACION             Spain
        PARBHOO, HARSHAD PARSAT            South Africa
        PARKE, SHEP                        United States
        PARSELL, CRAIG W                   Australia
        PATEL, ASEET A                     Australia/United Kingdom
        PATEL, PIYUSH M                    United Kingdom
        PATO RODRIGUEZ, ABELARDO           Spain
        PATRICK, RICH                      United States
        PATTON, ERIC W                     United States
        PAUL, SAM A                        United States
        PEARCE, DAVE MALCOLM               South Africa/United Kingdom
        PEARSON, MARK H                    United Kingdom
        PEARSON, SUSAN R                   United States
        PEDEN, ALISON                      British
        PEDRANZINI, CARLOS*                Brazil
        PENNIFER, PETER KIERON             United Kingdom
        PENNINGTON, HOWARD                 United States
        PEPPING, DAVID W                   United States
        PERCY, JOHN EDWARD                 United Kingdom


                              (Page 29 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        PEREIRA, LUIS SANT'ANA             Portugal
        PEREZ GASCA, GONZALO               Spain
        PERONI, MARCO                      Italy
        PERRONE, FABRIZIO                  Italy
        PERRY, WILLIAM D                   United States
        PERSIAN, KATHLEEN B                United States
        PETCHON, STEVEN B                  United States
        PETERSEN, DAVID T                  United States
        PETERSON, ANNETTE N                United States
        PETROPULOS, ANASTASIA              United States
        PETTY, DARRELL L                   United States
        PEZZINGA, ANTONIO                  Italy
        PFAFFHAUSEN, HENNING               Germany
        PFEIFER, ANDREAS MICHAEL           Germany
        PFEIFER, MICHELLE B                United States
        PFEIFFER, WALTER                   Germany
        PFITZNER, KAI                      Germany
        PHALIN, GREGORY THOMAS             United States
        PHANORD, EDWIN M                   Haiti
        PHILLIPS, JUDITH A                 United States
        PHILLIPS, MARK D                   United Kingdom
        PHILLIPS, RICHARD E                United States
        PIAN, MASSIMILIANO                 Italy
        PIERAGOSTINI, GIORGIO              Italy
        PIERRON, JEAN-MARIE                France
        PIISPANEN, ELINA INKERI            Finland
        PIKE, THOMAS H                     United States
        PILI, AUDIE T                      Philippines
        PILLINGER, WILLY                   Switzerland
        PINEAU, THIERRY                    France
        PINHEIRO, GUILHERME J              Brazil
        PINKL, JUERGEN                     Germany
        PINT, KEVIN J                      United States
        PIRACCINI, ROBERTO                 Italy
        PISANU, GIOVANNI MARIO             Italy
        PISCIOTTA, V CHARLES               United States
        PITSTICK, GREGORY J                United States
        PITT, ROBERT CHARLES               United Kingdom
        PIYARALI, ALI                      United States
        PLAZA, ADAN                        Spain
        PLESKO, DAVID E                    United States
        PODREBARAC, MATTHEW J              United States
        POGGENPOHL, TERESA L               United States
        POINDEXTER, JOHN W                 United States
        POISSON, JOHN P                    United States
        POITOU, JEAN-LAURENT               France
        POLISHOOK, DEBRA A                 United States
        POLITOSKI, JAMES                   United States
        POLITTE, CHRIS E                   United States
        POLLAN, THOMAS D                   United States
        POLLARI, KEVIN A                   United States
        POLSON, VERDELE C                  Canada
        POOL, EDWARD F                     United States
        POPE, DAVID L                      United States
        POPE, MICHAEL G                    United States
        POPPLETON, ANDREW DAVID            United Kingdom
        PORDELANNE, SANTIAGO ROBERTO       Argentina
        PORETTA, ACHILLE                   Italy
        PORGES, MICHAEL A                  United States
        PORTER, CHARLES H                  United States
        PORTER, JAMES                      Ireland
        PORTER, SIMON ROSS                 Australia
        PORTMAN, ERIC A                    United States
        POTOCKI, MARK E                    United States
        POTTS, PARRISH K                   United States
        POUNDS, BLAKE A                    United States
        POUYFAUCON, PIERRE                 France


                              (Page 30 of 70 Pages)

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                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        POWELL, GRANT D                    Australia
        PRAMER, DAVID M                    United States
        PREISS, FRIEDRICH J                Germany
        PRESUTTI, DANIELE                  Italy
        PRETT, PENELOPE G                  United States
        PRICE, RODERICK C                  United States
        PRIETO, JUAN CARLOS                Spain
        PRIMAVERA, PAUL E                  United States
        PRINCE, BARRY                      British West Indies
        PRITCHARD, SARAH GILLIAN           United Kingdom
        PRONELLO, PIERO                    Italy
        PROVERBIO, ALBERTO                 Italy
        PROVERBIO, MASSIMO                 Italy
        PRYOR, GREGORY                     United States
        PRZEWLOKA, ANDREAS                 Germany
        PUECHBROUSSOU, PATRICK             France
        PUOPOLO, SCOTT A                   United States
        PURKS, ROBERT                      United States
        PUSEY, GARY STEPHEN                United Kingdom
        PYLKKO, JUHA J                     Finland
        QUILLIGAN, AIDAN                   Ireland
        QUINONES, DAVID B                  United States
        QUIRING, KEVIN N                   United States
        RACIOPPO, STEPHEN G                United States
        RADVANY, DAVID E                   United States
        RAFFEINER, THOMAS                  Australia
        RAGHAVAN, SADEESH                  Malaysia
        RAILEY, CHERYL C                   United States
        RAIMONDO, PAOLO                    Italy
        RAINEY, MICHAEL A*                 United States
        RAJ, SONEEL                        United States
        RAJPUT, RAJIV                      Canada
        RAMBICUR, JEAN-FRANCOIS            France
        RAMIREZ FUENTES, MARIA ANGELES     Spain
        RAMOS, ANTONIO CARLOS M            Brazil
        RAMSAY, JACK                       United Kingdom
        RAMSEY, L CRAIG                    United States
        RAMSEY, STEVEN S                   United States
        RAMSTAD, ARNE H                    Norway
        RANALDI, GIANCARLO                 Italy
        RAO, PRAKASH A                     India
        RATAJ, TOBIAS                      Czech Republic
        RAUEN IV, PHILIP J                 United States
        RAUTENBERG, JUSTIN                 Germany
        RAWAL, DHIREN                      United Kingdom
        RAY, JOHN R                        United States
        RAY, MATTHEW V                     United States
        RAYET, JAZZ                        United States
        RAYNES, GREGORY S                  United States
        RE, MANUELA                        Italy
        RECKER, BERND                      Germany
        REA, CRAIG                         United Kingdom
        REDDING, MICHAEL J                 United States
        REDONDO, INIGO                     Spain
        REEDY, KEVIN P                     United States
        REGAN, DAVID M                     Ireland
        REHM, MICHAEL                      Germany
        REID, DAVID                        United Kingdom
        REID, PHILIPPA*                    United Kingdom
        REIL, WERNER                       Germany
        REIMERS, HOLGER                    Germany
        RELF, JEFFREY TODD                 United States
        REMARK, HANS-PETER                 Germany
        REMPE, DENISE A                    United States
        RENE, RICK H                       United States


                              (Page 31 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        RENNEKAMP, FRANK                   Germany
        RENNIE, GAVIN HENRY                United Kingdom
        RESSLER, DANIEL W                  United States
        RETTIE, C ANN                      United States
        REY, DAVID A                       United States
        REZNIK, GENE                       United States
        RHEINBERGER, BERNHARD              Germany
        RIAZ, UMAR                         United States
        RIBEIRO, FRANCISCO JOSE V*         Brazil
        RIBEIRO, PEDRO M                   Portugal
        RICCI, LEONARDO                    Italy
        RICE, DANIEL FRANCIS               United States
        RICH, DAVID B                      United States
        RICHARDS, DAVID T                  United Kingdom
        RICHARDS, DONALD J                 United States
        RICHARDSON, PAUL                   United Kingdom
        RICHMAN, SETH W D                  United States
        RIDEN, VICTOR BEECH                United States
        RIDER, GILLIAN A                   United Kingdom
        RIEDEL, JEFFREY MARDEN             United States
        RIEMENSPERGER, FRANK               Germany
        RIGGERT, THOMAS                    Germany
        RINDAL, CATO W                     Norway
        RINGO, TIMOTHY A                   United States
        RIPPERT, DONALD J                  United States
        RITCHIE, ROBERT MACKELLAR          Brazil & United Kingdom
        RIVAS PEREZ, ANTONIO               Spain
        ROALD, EIVIND                      Norway
        ROATCH, STEPHEN S                  United States
        ROBBE, ALAIN L                     France
        ROBBINS, JAMES ALTON               United States
        ROBBINS, RICK                      United States
        ROBERTS, BETH KARIN                United States
        ROBERTS, DAVID A                   United States
        ROBERTS, DAVID T                   United States
        ROBERTS, GREGORY C                 United States
        ROBERTS, NEVILLE                   United Kingdom
        ROBERTSON, MARK ROGER              United Kingdom
        ROBINSON, DEAN C                   Australia
        ROBINSON, MARCUS D                 United Kingdom
        ROBINSON, TIMOTHY                  United Kingdom
        ROBY, ANTHONY                      United Kingdom
        RODA, FAUSTO                       Italy
        RODDY, JOHN R                      United States
        RODE, MARK A                       United States
        RODRI, BUFFIE D                    United States
        ROESSL, DAVID J                    United States
        ROGALSKI, MICHAEL J                United States
        ROHLEDER, STEPHEN J                United States
        ROJAS SEGUIDO, JESUS               Spain
        ROLLINS, JOHN D                    United States
        ROMANIN JACUR, ROBERTO             Italy
        ROMANOW, JOHN M                    United States
        RON, DAVID ZVI                     United States
        RONCHETTI, BRUNO                   Italy
        ROSE, SCOTT M                      United States
        ROSS, DAVID A                      United States
        ROSSI, ALESSANDRO                  Italy
        ROSSI, DAVID A                     United States
        ROSSI, HENRY T                     United States
        ROTONDO, MARCO                     Italy
        ROULS, DAVID M                     United States
        ROUSSEAU II, EARL P                United States
        ROUSSEL, CHARLES J                 United States
        ROVINSKI, FRANCIS J                United States
        ROVIRA RIUS, RAFAEL                Spain


                              (Page 32 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        ROWLAND, DAVID P                   United States
        ROWLANDS, DAVID                    United Kingdom
        ROWLANDS, MARK GRAHAM              United Kingdom
        ROWLEY, MICHAEL L                  United States
        RUBIN, CARL                        United States
        RUCHON, PATRICE*                   France
        RUDIN, MICHAEL D                   United States
        RUNDSHAGEN, MICHAEL                Germany
        RUNYON, C HOLLY                    United States
        RUSINKO, MICHAEL J                 United States
        RUSSELL, JEFFREY S                 Australia & Canada
        RUSSELL, MICHAEL J                 United States
        RUSSELL, SIMON WILLIAM             United Kingdom
        RUST, CARLOS E                     Brazil
        RUTH, SVERRE                       Norway
        RUTHERFORD, KATE                   United Kingdom
        RUTIGLIANO, ELIZABETH L            United States
        RUTLEDGE, CHRISTOPHER R            United States
        RYAN, MARK J                       Ireland
        RYAN, RICHARD A                    United States
        RYAN, SHANE B*                     Australia
        SA COUTO, LUIS JOSE                Brazil/Portugal
        SABA, BRYAN RICHARD                United States
        SABATAKAKIS, KYRIACOS              Greece
        SACHMANN, CARSTEN                  Denmark
        SAGOO, ANOOP                       United Kingdom
        SAKA, YASUSHI                      Japan
        SALERA, MARCO                      Italy
        SALGADO-SARRIA, GRACIELA           Argentina
        SALOUK, MARCUS                     Australia
        SALUJA, SUSHIL                     United Kingdom
        SAMARA, HERON A                    Brazil
        SAMPATHKUMAR, SUDARSHAN            India
        SAMPLE, KATHERINE J                United Kingdom
        SAMUELSSON, ANNELI                 Sweden
        SANCHEZ HERNANDEZ, MARIA ARANZAZU  Spain
        SANDBAEK, LIV GURI                 Norway
        SANDBERG, TONJE                    Norway
        SANDERS, KATHRYN ANN               United States
        SANPRASERT, ARAK                   Thailand
        SANTOS, JOAO C                     Portugal
        SANTOS, PAULO                      Portugal
        SANZ JIMENEZ, MARIA JOSE           Spain
        SARGENT, SCOTT RICHARD             United States
        SATO, TSUYOSHI                     Japan
        SAUGEN, DOUGLAS W                  United States
        SAUTER, MICHAEL                    Austria
        SAYDAH, PAUL FERRIS                United States
        SCALET, KENNETH                    United States
        SCARCELLA, MARIA                   Italy
        SCHACHTEL, WAYNE J                 Canada
        SCHAEFFER, ERIC                    France
        SCHAFFNER, WILLIAM A               United States
        SCHARF, PETER                      Austria
        SCHEIER, ROBERT H                  United States
        SCHELZEL, DIETER H                 Germany
        SCHERER, GUIDO                     Switzerland
        SCHETTINO-DE-MATTOS, JOSE*
        ROBERTO                            Brazil
        SCHEUER, RICARDO                   Argentina
        SCHLEGEL, DANIEL A                 Switzerland
        SCHLEUTER, HUBERTUS                Germany
        SCHMIDT, ELISABETH S               United States
        SCHMIDT, JOHN H                    United States
        SCHNABEL, STEPHANIE K              United States


                              (Page 33 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        SCHNEIDER, INGRID                  Germany
        SCHNEIDER, STEFAN                  Germany
        SCHOLTISSEK, STEPHAN               Germany
        SCHOTTE, JAN L                     Belgium
        SCHRIMSHER, DENISE M               United States
        SCHROEDER, ANDREAS                 Germany
        SCHROEDER, RIKARD                  Sweden
        SCHUERBUESCHER, DIRK               Germany
        SCHULER, ANDREAS HERMANN           Germany
        SCHULER, MARK A                    United States
        SCHULTZ, JOSEPH M                  United States
        SCHULZ, MICHAEL X                  Germany
        SCHULZ, ROLF                       Germany
        SCHUMACHER, TORSTEN                Germany
        SCHUSTER, PABLO D                  Argentina
        SCHUURING, MARC                    The Netherlands
        SCHWARZBACH, STEPHEN T             United States
        SCHWENGER, THOMAS D                United States
        SCHWORER, MICHAEL                  Germany
        SCIMO, MICHAEL D                   United States
        SCOLINI, ANTHONY J                 United States
        SCOTT, CHARLENE A                  South Africa
        SCOTT, CHERYL ANNE                 Canada
        SCOZZAFAVA, ADRIANA                Spain
        SCRIVNER, DOUGLAS G                United States
        SEAH, CHIN SIONG                   Singapore
        SEDGASS, DANA H                    United States
        SEDGWICK, D GLENN                  Australia
        SEGUIN, PIERRE-LOUIS               France
        SEIKEL, M ANDREW                   United States
        SEKIDO, RYOJI                      Japan
        SELDEN, ANGELA K                   United States
        SELL, ROBERT ELLIOTT               United States
        SELL, STEPHEN M                    United States
        SELLERS, DOUGLAS W                 United States
        SELMER, CHRISTIAN                  Norway
        SEMMER, JOHN F                     United States
        SENBA, TAKAYASU                    Japan
        SEONG, NAKYANG                     South Korea
        SEPPALA, ARI T                     Finland
        SEPPLE, JOHN S                     United States
        SERAPHIM, RALPH PETER              Germany
        SERVANT, JEAN-MICHEL MICHEL        France
        SERVE, JEAN-MARC E                 France
        SHACHOY, N JAMES                   United States
        SHANE, STEVEN R                    United States
        SHATTO, DAVID P                    United States
        SHAW JR, GEORGE P                  United States
        SHEIBLEY, PHILIP B                 United States
        SHELDON, GRANT S                   Australia
        SHERMAN, LEONARD                   United States
        SHIELDS, FRANCIS X                 United States
        SHIMODOI, TAKASHI                  Japan
        SHIMOTA, MICHAEL T                 United States
        SHINBO, HIROSHI                    Japan
        SHINE, SEAN                        Ireland


                              (Page 34 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        SIBER, RICHARD S                   United States
        SICKLES, TODD A                    United States
        SIDARTO, JULIANTO                  Indonesia
        SIEBER, GLENN A                    United States
        SIEGEL, GARY LAURENCE              United States
        SIFAOUI, RIADH                     Tunisia
        SIKORA, JAMES J                    United States
        SILBERT, KENNETH S                 United States
        SILEN, MARKKU T                    Finland
        SILVA, AFONSO                      Portugal
        SILVERSTONE, YAARIT ANNETTE        South Africa
        SIMMEMAN, STEPHEN SANDERS          United States
        SIMMONDS, ANDREW J                 United Kingdom
        SIMOES, RUI RIO                    Portugal
        SIMOES, VASCO*                     Brazil
        SIMON, RICHARD E                   United States
        SIMONITSCH, JANET M                United States
        SIMONS, CATHERINE M                Canada
        SIMONS, JANET A                    United States
        SIMONS, THEO JAN                   The Netherlands
        SIMPSON, DAVID CHARLES             United Kingdom
        SIMPSON, PETER                     United Kingdom
        SINENSKY, ARTHUR                   United States
        SINGLETON, TODD W                  United States
        SINNER, ANDREA P                   United States
        SIRIANUKUL, RAVI                   Thailand
        SIVO, MICHAEL J                    United States
        SKAN, JULIAN                       United Kingdom
        SKELLY, THOMAS J*                  United States
        SKIBA, THOMAS M                    United States
        SKINNER, STEVEN G                  United States
        SKIRROW, FRASER                    Canada/United Kingdom
        SKODNY, PETER                      Slovakia
        SKOV, OLE                          Denmark
        SLATTERY, IAN DANIEL               Ireland
        SMART, JILL B                      United States
        SMERTNIG, ROLAND                   Austria
        SMIT, JAN-COEN                     The Netherlands
        SMITH, DAVID A                     United States
        SMITH, GUS E                       United States
        SMITH, IAIN S                      United Kingdom
        SMITH, JEFFREY R                   United States
        SMITH, NIGEL                       United Kingdom
        SMITH, P DEAN                      Australia
        SMITH, RICHARD R                   United States
        SMITH, T BAKER                     United States
        SMYTH, RUSSELL ROBERT              Australia
        SMYTH-OSBOURNE, ROBIN D            United Kingdom
        SNEDDEN, DOUG                      Australia
        SNOPKOWSKI, JOHN J                 United States
        SNYDER, STEPHEN C                  United States
        SOBON, WAYNE P                     United States
        SOCHER, LARRY M                    United States


                              (Page 35 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        SOKOL, JULIE A                     United States
        SOLES, JOHN H                      Canada
        SOLOMON, JON DAVID                 United States
        SOLOMON, LAWRENCE F                United States
        SOLOMON, STUART L                  United States
        SONTHEIMER, THOMAS                 Germany
        SOOBIAH, SHAM                      South Africa
        SOUSA, CLAUDIO*                    Brazil
        SOVEREIGN, CHRISTINE T             United States
        SPANN, THOMAS K                    United States
        SPARKES, JULIAN A                  United Kingdom
        SPARKS, M SCOTT                    United States
        SPAZIANI TESTA, MARCO              Italy
        SPELMAN, MARK GERALD               United Kingdom
        SPENCER, MICHAEL J                 British West Indies
        SPROWS, DAVID G                    United States
        SPURR, THOMAS H                    United States
        SQUIRE, DAVID                      United Kingdom
        SQUIRE, PAUL M                     United Kingdom
        STALEY, TIMOTHY JOHN               Australia
        STANDRIDGE, DAVID J                United States
        STANGE, ERIC SIEGFRIED             United States
        STANLEY, CRAIG M                   United States
        STARR, CHARLES E                   United States
        STARRS, ANDREW                     British West Indies
        STATON, JOHN T                     United States
        STAYIN, GREGORY S                  United States
        STEELBERG, DEREK A                 United States
        STEFANCHIK, JOHN M                 United States
        STEINER, MORTEN B                  Denmark
        STEINITZ, EYAL                     Denmark
        STEINMAN, DAN P                    United States
        STENGEL, ANDREW B                  United States
        STEPHENSON, GRANT R                Australia
        STERN, JOEL A                      United States
        STERNBERG, MARCELO DANIEL          Argentina
        STEWART, RONALD EDWIN              United States
        STILERMAN, DAVID E                 Argentina
        STOCKER, JEFFREY A                 United States
        STOKE, MARK P                      New Zealand/United Kingdom
        STOLAR, GLENN A                    United States
        STOLARSKI, JAMES R                 United States
        STOLL, KEN B                       United States
        STOLL, MANFRED                     Germany
        STOPS, WENDY M                     Australia
        STORM, GREGORY L                   United States
        STOUT, JEFFREY H                   United States
        STRANGE, BRIAN G                   Australia
        STRAUSS, TERRI E                   United States
        STRAUSS, WILLEM                    South Africa
        STROMSO, PER ERIK                  Norway
        STRUNTZ, JR, JAMES P               United States


                              (Page 36 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        STYVE, MICHAEL B                   United States
        SUALDEA MARTIN, JESUS MANUEL       Spain
        SUH, ROBERT                        United States
        SULAIMAN, ADEDOTUN                 Nigeria
        SULLIVAN, ANDREW J                 United States
        SULLIVAN, MICHAEL P                United States
        SUNDEAN, JOHN A                    United States
        SUNDERMAN, SHERYL K                United States
        SUPRON, GREGORY J                  United States
        SURROCA MARTIN, ALFREDO PABLO      Spain
        SUTCLIFF, MICHAEL R                United States
        SVENSSON, BENTE                    Norway
        SWALLOW, PHILIP WALTER             United Kingdom
        SWANBACK, MICHELLE R               United States
        SWEENEY, GREGG M                   United States
        SWEENEY, MICHAEL S                 United States
        SWITEK III, MICHAEL JOHN           United States
        SYLVESTER, PAUL JOSEPH             United States
        TAKEDA, TOMOKAZU                   Japan
        TAKEDA, YASUMASA                   Japan
        TAKUMA, NOBUYOSHI                  Japan
        TAMIETTI, MARCELLO                 Italy
        TAMMINGA, PHILIP J                 United States
        TAMURA, SEIICHI                    Japan
        TAPP, ROBIN                        United Kingdom
        TARRES, ESTHER                     Spain
        TATE, KELLY F                      United States
        TATUM, GREGORY L                   United States
        TAVARES, JOAO ANTONIO              Portugal
        TAVARES, JOAO PEDRO                Portugal
        TAYLOE, KEITH E                    United States
        TAYLOR, J GUY                      United Kingdom
        TAYLOR, RICHARD JOHN               United Kingdom
        TAYLOR, ROXANNE                    United States
        TAYLOR, STANTON J                  United States
        TAYLOR, STUART W                   United Kingdom
        TAYLOR, VINCENT                    United States
        TEGLIA, DEAN J                     United States
        TEO, LAY LIM                       Singapore
        TERADA, YOSHIMASA                  Japan
        TEROL, PHILIPPE                    France
        TERRY, THOMAS F                    United States
        TERZIOGLU, ATILLA                  United States
        TETLEY, ALLAN LORD                 Canada
        THEAN, NAM YEW                     Malaysia
        THEUT, KENNETH D                   United States
        THIEN-NGERN, ORAPONG               Thailand
        THIOLLIER, MARC                    France
        THOMAS, GERHARD P                  Germany
        THOMAS, GLENN J                    United States
        THOMAS, J DIL                      United Kingdom
        THOMAS, STEVEN                     United Kingdom
        THOMLINSON, DAVID CHARLES          United Kingdom
        THOMPSON, BRYCE B                  Australia
        THOMSON, ANDREA K                  United States
        THOMSON, STEVE J                   United Kingdom
        THORNTON, THOMAS HOLMAN            United States
        THORSON, GREGORY A                 United States
        THORWID, CARL-PETER                Sweden
        THURAISINGHAM, RAJA                Malaysia
        TIDEMAN, DOUWE DERK                The Netherlands
        TIELKES, PETRA                     Germany
        TILLINGER, MARK A                  United States


                              (Page 37 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        TILLMAN, MATTHEW A                 United States
        TILTON, MICHAEL S*                 United States
        TINKHAM, ELIZABETH A               United States
        TITENS, STACEY                     United States
        TITUS, JERRY ROBERT                United States
        TITZRATH, BARBARA H                Germany
        TODTE, HENNING                     Germany
        TOKMAKIAN, ROSS H                  United States
        TOLAN, MARY A*                     United States
        TOMINAGA, TAKASHI                  Japan
        TOOLE, SEAN DAVID                  United States
        TOOMEY, PHILIP M                   Ireland
        TOYODA, MAKOTO                     Japan
        TRAFAS, JUDY B                     United States
        TRAFTON, WILLIAM L                 United States
        TRESARRIEU, HUBERT                 France
        TROUT, MARK C                      United States
        TROWHILL, JAMES K                  United States
        TRUE, MIKE STEVEN                  United Kingdom
        TSAI, JACK                         Taiwan
        TSANTES III, GEORGE K              United States
        TSIEN, PATRICIA Y                  United States
        TSUCHIDA, YASUHIKO                 Japan
        TUBINO, STEFANO                    Italy
        TUCKER, DONALD E                   United States
        TURCONI, FRANCO                    Italy
        TURNER, BRETT A                    Australia
        TUTHILL, MARTHA R                  United States
        TYNAN, THOMAS G                    United States
        UKAJI, TOMOMI                      Japan
        ULLYATT, MARTIN DEREK              United Kingdom
        ULVUND, OLAV STORLI                Norway
        UNNO, KEIICHI                      Japan
        URAKAMI, YUJIRO                    Japan
        URSON, ARNOLD R                    South Africa
        USAMI, USHIO                       Japan
        USMAN, SAJID                       United States
        UZEEL, LUC J                       France
        VACIRCA, FABIO PIETRO              Italy
        VAGO, MAURIZIO PIERO               Italy
        VALERIAN, FRANCOIS                 France
        VALLASTER, MARK ALAN               United States
        VALTAKARI, RISTO                   Finland
        VAN DE MEENT, JOOST                The Netherlands
        VAN DEN GOOR, GEERT                The Netherlands
        VAN DEN MEIRACKER, MAUD M          The Netherlands
        VAN-DER-BIEST, LUC                 Belgium
        VAN-DER-OUDERAA, EDWIN             Belgium
        VAN DER SPEK, TOM                  The Netherlands
        VAN-DER-ZIEL, JULIENNE             United States
        VAN HORN JR, THOMAS F              United States
        VAN-ROSENDAAL, MICHEL A M          The Netherlands
        VANDERSLICE, PETER                 United States
        VANDEVELDE, JEAN M                 France
        VAN'T NOORDENDE, ALEXANDER         The Netherlands
        VANWIE, JEFFREY G                  United States
        VARLEY, STEPHEN A                  United Kingdom
        VARNER, C CLARK                    United States
        VAUTIER, ANDREW JAMES              United Kingdom
        VELDERS, HENDRIK J                 The Netherlands
        VENOHR, BERND                      Germany


                              (Page 38 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        VERCAEMER, JEROME                  France
        VERMA, PALLAVI                     United States
        VERNOCCHI, MARCO                   Italy
        VERON, ERIC R                      France
        VERVISCH, RIK M                    Belgium
        VESTRI, GREGORY L                  United States
        VICENTE, PAULO VILARES             Portugal
        VICKERY, JOHN                      United States
        VIDAL, OLIVIER                     France
        VIDAL, PHILIPPE                    France
        VIGNOTTI, DAVIDE                   Italy
        VILLAUME, PHILIPPE                 France
        VILLELA, JOSE CARLOS*              Brazil
        VINET, PATRICE                     France
        VIRANI, AZIZ*                      United States
        VIRNICH, GEORG HANS                Germany
        VISCONTI, DIEGO                    Italy
        VLASIMSKY, STAN M                  United States
        VOELKER, BRUCE D                   United States
        VOGEL, GIL J                       United States
        VOGEL, L THOMAS                    United States
        VOLKMANN, CURT                     United States
        VON BEBENBURG, ANTON               Germany
        VON-DONOP, TOENNIES-HILMAR         Germany
        VON DREHNEN, DRUVAAN B             Australia
        VON-LEWINSKI, HANS GEORG           Germany
        VRANKEN, JOS I                     Belgium
        VROUENRAETS, MARC A J M I          Denmark
        VULEJ, SERGIO F                    Argentina
        WACHTEL, OURI                      France
        WAGNER, TODD R                     United States
        WAHLSTROM, CATHINKA E              United States
        WAKIL, SALMAN                      Canada
        WALKER, JAMIE D                    United States
        WALKER, PATRICIA H                 United States
        WALKER, R BRIAN                    Canada
        WALLACE, JOHN A                    United Kingdom
        WALSH, JOHN F                      United States
        WALTERS, GORDON                    United Kingdom
        WANG, BO                           United States
        WARASILA, PETER D                  United States
        WARD, CARL                         Australia
        WARD, CHRISTOPHER L                United States
        WARD, NICHOLAS J                   United States
        WARNER, RICHARD ANTHONY            United Kingdom
        WARREN, WILLIAM E                  United States
        WASHINGTON, HENRIQUE L*            Brazil
        WATANABE, NOBUHIKO                 Japan
        WATINE, FREDERIC                   France
        WATMORE, IAN CHARLES               United Kingdom
        WATSON, DOUG F                     United States
        WAY, WILLIAM G                     United States
        WEARING, CHRISTOPHER ANTONY        United Kingdom


                              (Page 39 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        WEBSTER, BARRY J                   United States
        WEERASEKERA, RUWAN UPENDRA         United Kingdom
        WEHRKAMP, OLAF                     Germany
        WEIGERT, PETER                     Germany
        WEINGAST, JOSHUA A                 United States
        WEIR, SEAN                         British
        WEISEL, JOHN T*                    United States
        WELLS, MARSHALL J                  United States
        WENKER, SHARI K                    United States
        WERE, HUGO GILES                   British West Indies
        WERTHSCHULTE, STEPHAN              Germany
        WEST, ANDREW DOUGLASS              United Kingdom
        WESTCOTT, KEVIN ALISTAIR           United States
        WESTLAKE, ADRIAN                   United Kingdom
        WETZER, MICHAEL                    United States
        WHEELER, RICHARD T                 United States
        WHELAN, JAMES F                    United States
        WHISLER III, ARNIM E               United States
        WHITE, DUNCAN MCCULLOCH            United States
        WHITE, SCOTT B                     United States
        WHITEHOUSE, CLIVE HENRY HAGUE      United Kingdom
        WHITEHOUSE, SIMON JOHN             United Kingdom
        WHITEING, DAVID JOHN               Australia
        WICHA-KRAUSE, BAERBEL              Germany
        WICK, GREGOR                       Austria
        WICK, STEVE D                      United States
        WIDMER, ADRIAN                     Switzerland
        WIERTULLA, FRIEDERIKE A            Germany
        WIERZBA, JAMES N                   United States
        WIIG, PHILLIP M A                  Denmark
        WILCOX, STEPHEN A                  United States
        WILDBLOOD, ANGUS GARVIN            United Kingdom
        WILDEBOER, HARRY                   The Netherlands
        WILDMAN, RICHARD JOHN              United Kingdom
        WILKINS, DAVID EDWARD              United States
        WILKINSON, GREG                    United Kingdom
        WILLFORD, MARK R                   United States
        WILLIAMS, ANDY M                   United Kingdom
        WILLIAMS, MARK C                   United States
        WILLIAMS, PHIL JAMES               United Kingdom
        WILLIS, RANDALL L                  United States
        WILSON, ANDREW                     Australia
        WILSON, DAVID A                    United States
        WILSON, DIANE D                    United States
        WILSON JR, JACKSON L*              United States
        WILSON, JON H                      United States
        WILSON, PAUL R                     United States
        WILSON, TODD S                     United States
        WINBERG, OLE                       Denmark
        WINSTON, RICHARD B                 United States
        WINTER, LARRY A                    United States
        WISE, THERESA                      United Kingdom
        WISSER, ANDREAS                    Germany
        WOLAK, JAMES VICTOR                United States

                              (Page 40 of 70 Pages)

        ----------------------------------------------------------
                   Item 1                         Item 6
         Names of Reporting Persons            Citizenship
        ----------------------------------------------------------

        WOLF, C DAVID                      United States
        WOLF, RUDIGER H                    United States
        WOLLAN, ROBERT E                   United States
        WOLLAN-FAN, SUSAN                  United States
        WONG, JAMES P                      Hong Kong
        WONG, VINCENT WAH KIT              Singapore
        WOOTTON, GILBERT D                 United States
        WORLEY, ANDREW W                   United Kingdom
        WOZNIAK, MARK A                    United States
        WRIGHT, RODNEY N                   United States
        WROBLEWSKI, JOSEPH PAUL            United States
        WU, GARRET R                       United States
        WULF, C CRISTIAN                   Argentina
        WYLIE, STEVE*                      United Kingdom
        YACOBI, JOHN A                     United States
        YADGAR, MICHAEL JOSEPH             United States
        YALCIN, AHMET                      Germany
        YAZAWA, NAOYUKI                    Japan
        YEAMAN, MICHAEL E                  United States
        YEN, PETER H                       Hong Kong
        YONEZAWA, SOICHI                   Japan
        YOSHIDA, MASAHIRO                  Japan
        YOSHIMOTO, YASUNORI                Japan
        YOU, HARRY L                       United States
        YOUNGER, MARK P                    Indies
        YTTERDAL, IDAR                     Norway
        ZADEN, ARJANG                      United Kingdom
        ZAHM, ROBERT R                     United States
        ZAINAL-ABIDIN, NOOR AZLIN          Malaysia
        ZAMORA REINOSO, ALBERTO            Spain
        ZANIKER, JEFFREY C                 United States
        ZANINETTI, LUIS F                  Brazil
        ZAPATER, IGNACIO                   Spain
        ZATLAND, STEPHEN                   United Kingdom
        ZEALLEY, JOHN KENELM               United Kingdom
        ZERBE, JOHN A                      United States
        ZIEGLER, MARCO                     Germany
        ZIIRSEN, ALLAN                     Denmark
        ZIMMERMAN, ANDREW B                United States
        ZINGG, JEROME DOUGLASS             United States
        ZUNKER, GL                         United States
        ZUTOVSKY, STEPHEN ROSS             United States
        ZWANE, DEBBIE MASITHOLE            South Africa
        ZWEIG, MIGUEL D                    Argentina

        STICHTINGS
        ----------

        Stichting Naritaweg I              The Netherlands (place
        Naritaweg 155                      of organization)
        1043 BW Amsterdam
        The Netherlands

        Stichting Naritaweg II             The Netherlands (place
        Naritaweg 155                      of organization)
        1043 BW Amsterdam
        The Netherlands
--------------
* This Voting Provision Person has transferred the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all or a portion of his or her shares to a charity or an estate-planning vehicle.

                              (Page 41 of 70 Pages)

(CLASS A)

   This Amendment No. 4 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 4 is being filed principally because certain Voting Provision Persons have disposed of Class A Common Shares (defined below) in an underwritten public offering.

Item 1.  Security and Issuer

   This Schedule relates to the Class A common shares, par value $0.0000225 per share ("Class A Common Shares"), of Accenture Ltd, a company limited by shares registered in Bermuda. The address of the registered and principal executive offices of Accenture Ltd in Bermuda is Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda. See also the statement on Schedule 13D filed by the Voting Provision Persons relating to the Class X common shares, par value $0.0000225 per share ("Class X Common Shares" and, together with Class A Common Shares, the "Common Shares") of Accenture Ltd.

Item 2.  Identity and Background

   (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Voting Provision Persons") subject to the voting provisions of a Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto from time to time (as amended from time to time, the "Voting Agreement"). The Class A Common Shares beneficially owned by the Voting Provision Persons which are subject to the voting provisions of the Voting Agreement are hereinafter referred to as "Voting Provision Shares." This filing is being made on behalf of all of the Voting Provision Persons, and the agreement that this filing may be so made is contained in the Voting Agreement.

   Appendix A hereto also provides the citizenship or place of organization of each Voting Provision Person. Each Voting Provision Person who is an individual is an employee of Accenture Ltd or its subsidiaries. Stichting Naritaweg I and Stichting Naritaweg II are Dutch foundations that hold Class X Common Shares that would otherwise have been held by some Accenture partners. Except as indicated on Annex A, the business address of each Voting Provision Person for purposes of this Schedule is 1661 Page Mill Road, Palo Alto, California 94304.

   (d), (e) Except as described in Annex A, during the last five years, no Voting Provision Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Voting Provision Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

   Voting Provision Persons that were partners and shareholders of the series of related partnerships and corporations through which Accenture operated its business prior to its transition to a corporate structure in 2001 received certain Voting Provision Shares in lieu of their interests in Accenture's local business operations in connection with such transaction. In addition, the Voting Provision Persons have acquired and will acquire beneficial ownership of certain other Voting Provision Shares from time to time from Accenture, including pursuant to Accenture Ltd's share incentive and similar plans, or as required by Accenture.

   Voting Provision Persons may from time to time acquire or dispose of Class A common shares not subject to the voting provisions of the Voting Agreement ("Non-Voting Provision Shares") for investment purposes. Such Class A Common Shares may be acquired with personal funds of or funds borrowed by such Voting Provision Person.


                             (Page 42 of 70 Pages)

Item 4.  Purpose of Transaction

   The Voting Provision Persons acquired the Voting Provision Shares in connection with the transition of Accenture to a corporate structure and from Accenture, including pursuant to Accenture Ltd's share incentive and similar plans, or as required by Accenture. Voting Provision Persons may from time to time acquire Non-Voting Provision Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Voting Provision Persons of Class A Common Shares from Accenture, including pursuant to Accenture Ltd's share incentive and similar plans, or as required by Accenture in the future or as described in the immediately preceding sentence, none of the Voting Provision Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Shares, or any of the other events described in Item 4(a) through 4(j).

   Each Voting Provision Person is expected to evaluate on an ongoing basis Accenture Ltd's financial condition and prospects and his or her interests in and with respect to Accenture Ltd. Accordingly, each Voting Provision Person may change his or her plans and intentions at any time and from time to time. In particular, each Voting Provision Person may at any time and from time to time acquire or dispose of Common Shares or take actions that result in redemption of Class X Common Shares.

Item 5.  Interest in Securities of the Issuer

   (a) Rows (11) and (13) of the cover page to this Schedule and Appendix A are hereby incorporated by reference. Each Voting Provision Person hereby disclaims beneficial ownership of any shares held by each other Voting Provision Person. Except as described in Annex B, none of the shares reported in rows (11) and
(13) of the cover page to this Schedule are shares as to which there is a right to acquire exercisable within 60 days.

   (b) Rows (7) through (10) of the cover page to this Schedule set forth the number of Voting Provision Shares and the number or percentage range of Non-Voting Provision Shares as to which there is sole power to vote or direct the vote; the number of Voting Provision Shares and number or percentage range of Non-Voting Provision Shares as to which there is shared power to vote or direct the vote; the percentage range of Voting Provision Shares and number or percentage range of Non-Voting Provision Shares as to which there is sole power to dispose or direct the disposition; and the number of Voting Provision Shares and number or percentage range of Non-Voting Provision Shares as to which there is shared power to dispose or direct the disposition. The power to vote Voting Provision Shares by Voting Provision Persons is shared with each other Voting Provision Person, as described below in response to Item 6. Each Voting Provision Person hereby disclaims beneficial ownership of shares held by each other Voting Provision Person.

   (c) Except as described in Annex C, no Voting Provision Person has effected any transactions in Class A Common Shares during the past 60 days.

   (d) Except as described in Appendix A, not applicable.

   (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Underwriting Agreement

   On September 23, 2003, Accenture Ltd and certain selling shareholders entered into an Underwriting Agreement (the "Underwriting Agreement") with certain underwriters, which is filed as an exhibit to this Schedule. Pursuant to the Underwriting Agreement, Accenture Ltd and such selling shareholders sold an aggregate of 82,000,000 Class A Common Shares to the underwriters on September 29, 2003. The underwriters purchased the Class A Common Shares from Accenture Ltd and the selling shareholders at $20.4015 per share and resold the shares to the public at $21 per share. Certain Voting Provision Persons were selling shareholders.

                             (Page 43 of 70 Pages)

   Accenture Ltd has stated that it expects to facilitate additional underwritten public offerings from time to time in the future depending upon, among other things, market conditions.

Accenture Share Management Plan

   Accenture Ltd has implemented a number of arrangements that it refers to collectively as the Accenture Share Management Plan and which currently include the components described below.

Common Agreement

   Accenture Ltd and certain of the Voting Provision Persons, among others, have entered into a common agreement (the "Common Agreement"). The form of the Common Agreement is filed as an exhibit to this Schedule, and the following summary of the terms of the Common Agreement is qualified in its entirety by reference thereto.

   Under the Common Agreement, each party thereto other than Accenture Ltd has agreed not to transfer any of his or her covered shares under the voting agreement described below until July 24, 2005, except:

  . to participate as a seller in underwritten public offerings, share purchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

  . to estate and/or tax planning vehicles, family members and charitable organizations that agree to become bound by transfer restrictions substantially similar to the terms of the common agreement, in each case as approved in writing by Accenture Ltd as further described in the following paragraph.

Family and Charitable Transfers

   Accenture Ltd has stated that it has approved and expects to approve in the future certain estate and/or tax planning strategies that allow the value of a partner's shares to be transferred directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth or income taxes of either the partner or the recipient of the shares.

Quarterly Partner Share Transactions

   Commencing in calendar year 2002, Accenture permitted partners and former partners who are bound by the common agreements, as well as their permitted transferees who generally have agreed to restrictions comparable to those in the common agreements, to sell or redeem shares in quarterly transactions with Accenture or third parties at or below market prices. These quarterly transactions have included, among others, sales of Accenture Ltd Class A common shares in accordance with the manner of sale provisions of Rule 144 under the Securities Act by those of Accenture's partners and former partners holding these shares, as well as redemptions, purchases and exchange by Accenture of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares from Accenture's partners and former partners holding these shares. These redemptions, purchases and exchanges have been at ratable levels with the sales of the Class A common shares by Accenture's partners, former partners and their permitted transferred pursuant to Rule 144. To be eligible for these opportunities the transfer restrictions applicable to such shares in the voting agreement or transfer rights agreement (or other agreements to which permitted transferees have agreed) must no longer be in effect. The number of covered shares (as defined below) a partner, former partner or permitted transferee may be permitted to sell or redeem will be reduced by the number of covered shares sold in any prior underwritten public offering or quarterly partner share transaction in that annual period. Dispositions under the Quarterly Share Transaction Program are made on behalf of the program participants pursuant to a Power of Attorney, the form of which is filed as an exhibit to this Schedule.

Voting Agreement

   Each Voting Provision Person listed on Appendix A hereto is a party to the Voting Agreement except Stichting Naritaweg I and Stichting Naritaweg II, which are each subject to the voting provisions thereof (see

                             (Page 44 of 70 Pages)

"--Stichting Letter Agreements"). The form of the Voting Agreement is filed as an exhibit to this Schedule and the following summary of the terms of the Voting Agreement is qualified in its entirety by reference thereto.

   The Accenture Ltd shares covered by the Voting Agreement generally include
(1) any Class X Common Shares that are held by a partner, (2) any Class A Common Shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Class A Common Shares in July 2001 (the "initial public offering") and (3) any Class A Common Shares if they are received from Accenture while an Accenture employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by Accenture. The parties to the Voting Agreement, other than Accenture Ltd, are referred to as "covered persons" and the shares covered by the Voting Agreement are referred to as "covered shares." Class A Common Shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, will generally not be subject to the Voting Agreement. When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the Voting Agreement.

   Each partner elected after the initial public offering agrees in the Voting Agreement to own at least 5,000 Class A Common Shares by the end of the third year after that person becomes a partner and to hold at least that number of shares for so long as that person is a partner.

   The term "partner" in this Schedule refers to Accenture's executive employees with the "partner" title.

  Transfer Restrictions

   By entering into the Voting Agreement, each covered person has agreed, among other things, to:

  . except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

  . maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

  . comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

   Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

        Cumulative percentage of shares
          permitted to be transferred      Years after July 24, 2001
        -------------------------------    -------------------------
                     10%...............              1 year
                     25%...............             2 years
                     35%...............             3 years
                     45%...............             4 years
                     55%...............             5 years
                     65%...............             6 years
                     75%...............             7 years
                     100%.............. The later of (a) 8 years and (b)
                                         end of employment at Accenture

   Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002. In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Partners who became disabled before Accenture's transition to a corporate structure are permitted to transfer all of their covered shares on July 24, 2002. Partners who become disabled following Accenture's transition to a corporate

                             (Page 45 of 70 Pages)
structure will be subject to the general transfer restrictions applicable to Accenture's employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

   All transfer restrictions applicable to a covered person under the Voting Agreement terminate upon death.

   If Accenture approves in writing a covered person's pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

   Notwithstanding the transfer restrictions described in this summary, Class X Common Shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X Common Shares or with the consent of Accenture Ltd.

  Waivers

   The transfer restrictions and the other provisions of the Voting Agreement may be waived at any time by the partners representatives to permit covered persons to:

  . participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

  .   transfer covered shares in family or charitable transfers;

  .   transfer covered shares held in employee benefit plans; and

  . transfer covered shares in particular situations (for example, to immediate family members and trusts).

   Subject to the foregoing, from time to time, pursuant to the terms of the voting agreement, the partners representatives may also approve limited relief from the existing share transfer restrictions for specified partners or groups of partners in connection with particular retirement, employment and severance arrangements that we determine to be important to the execution of our business strategy. The provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

  Voting

   Under the Voting Agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

   Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are Accenture employees will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd's constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are Accenture employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

   So long as the covered shares owned by covered persons that are employees of Accenture represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the Voting Agreement.

                             (Page 46 of 70 Pages)

  Other Restrictions

   The Voting Agreement also prevents covered persons from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

  .   participating in a proxy solicitation with respect to shares of Accenture;

  . depositing any covered shares in a voting trust or subjecting any of these shares to any Voting Agreement or arrangement;

  . forming, joining or in any way participating in a "group" that agrees to vote or dispose of shares of Accenture in a particular manner;

  . except as provided in a separate partner matters agreement, proposing certain transactions with Accenture;

  . seeking the removal of any member of the board of directors of Accenture Ltd or any change in the composition of Accenture Ltd's board of directors;

  . making any offer or proposal to acquire any securities or assets of Accenture; or

  . participating in a call for any special meeting of the shareholders of Accenture Ltd.

  Term, Amendment And Continuation

   The Voting Agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. The transfer restrictions will not terminate upon the expiration or termination of the Voting Agreement unless they have been previously waived or terminated under the terms of the Voting Agreement. The Voting Agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

  Information Regarding The Partners Representatives

   The terms and provisions of the Voting Agreement are administered by the partners representatives, who are both partners of Accenture and members of Accenture Ltd's board of directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the Voting Agreement. No persons not a party to the Voting Agreement are beneficiaries of the provisions of the Voting Agreement.

Stichting Letter Agreements

   Both Stichting Naritaweg I and Stichting Naritaweg II have, in separate letter agreements, each dated May 21, 2001 (each, a "Stichting Letter Agreement"), granted a proxy to the partners representatives to vote their Class X Common Shares in accordance with the preliminary vote as provided in the Voting Agreement. It is expected that for so long as the Voting Agreement remains in effect, the Stichting Letter Agreements will result in the shares of Stichting Naritaweg I and Stichting Naritaweg II being voted in accordance with the preliminary vote. The other Voting Provision Persons are not parties to the Stichting Letter Agreements. The Stichting Letter Agreements are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

Pledge Agreements

   Each of Accenture's partners as of the date of the consummation of its transition to a corporate structure has pledged his or her covered shares to Accenture Ltd or a subsidiary thereof. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with Accenture. The forms of non-competition agreement, including the forms of pledge agreement, are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

                             (Page 47 of 70 Pages)

Item 7.  Material to be Filed as Exhibits

Exhibit                                              Description
-------                                              -----------

  A.    Form of Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto (incorporated by reference to Exhibit 9.1 to Accenture Ltd's Registration Statement on
          Form S-1 filed on April 19, 2001).

  B.    Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg I
          (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to Accenture Ltd's Registration
          Statement on Form S-1 filed on July 2, 2001).

  C.    Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg II
          (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Accenture Ltd's Registration
          Statement on Form S-1 filed on July 2, 2001).

  D.    Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture Ltd and certain employees (incorporated by reference to Exhibit 10.2 to Accenture Ltd's Registration Statement on
          Form S-1 filed on April 19, 2001).

  E.    Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture SCA and certain employees (incorporated by reference to Exhibit 10.7 to Accenture Ltd's Registration Statement on
          Form S-1 filed on April 19, 2001).

  F.    Form of Common Agreement, dated as of April 19, 2002, among Accenture Ltd and the partners party thereto (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Accenture Ltd's
          Registration Statement on Form S-1 filed on April 26, 2002).

  G.    Form of Power of Attorney relating to the Quarterly Share Transaction Program (incorporated by reference to Exhibit (d)(2) to Accenture SCA's and Accenture International SARL's Schedule TO
          filed on November 19, 2002).

  H.    Form of Transfer Restriction Agreement, dated as of October 1, 2002, among Accenture Ltd and the transferors and transferees signatory thereto (incorporated by reference to Exhibit 9.1 to Accenture
          Ltd's Quarterly Report on Form 10-Q filed on January 14, 2003).

  I.    Underwriting Agreement, dated as of September 23, 2003, among Accenture Ltd, Accenture SCA, the
          Underwriters named in Schedule I thereto and the Selling Shareholders named in Schedule II thereto
          (incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 1 to Accenture Ltd's
          Registration Statement on Form S-3 filed on September 24, 2003).

                             (Page 48 of 70 Pages)

                                                                        ANNEX A

               INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED
                            IN ITEMS 2(D) AND 2(E)

   None.


                             (Page 49 of 70 Pages)

                                                                        ANNEX B

Item 5(a). Description Of Shares As To Which There Is A Right To Acquire Within 60 Days

   Within 60 days, an aggregate of 5,302 Class A Common Shares will be delivered pursuant to the terms of an equal number of restricted share units. An aggregate of 4,298,414 Class A Common Shares are deliverable upon the exercise of share options that are currently exercisable. Within 60 days, share options covering an additional aggregate amount of 10,000 Class A Common Shares will become exercisable, with the underlying shares to be delivered upon the exercise of the relevant share options.

                             (Page 50 of 70 Pages)

                                                                        ANNEX C

Item 5(c). Description of all Transactions in the Class A Common Shares Effected During the Past 60 Days by the Voting Provision Persons.

   The following sales of Class A Common Shares were made by the following Voting Provision Persons through customary brokers' transactions for cash on the New York Stock Exchange.

Voting Provision Person           Trade Date              Number of Shares            Price per Share
-----------------------    -------------------------  -------------------------  -------------------------
Robert C. Calvert.........         9/16/2003                     10,200                   $22.85
Daniel Hioh Khiang Chan...         9/10/2003                      2,000                   $22.30
Ravi Chanmugam............        10/27/2003                      2,941                   $22.38
Eric de Lavenne...........         10/6/2003                   1,021.45                   $22.75
Eric de Lavenne...........        10/16/2003                      1,132                   $22.75
Neil Deville..............         10/3/2003                        300                   $22.50
Fernand Dimidschstein.....        10/14/2003                      2,000                   $23.56
Paul M. Duff..............         9/29/2003                        912                   $22.00
Victor Marcelino Farinas..        10/28/2003                      1,000                   $22.50
Victor Marcelino Farinas..          9/4/2003                      2,000                   $22.50
Mark Gargiulo.............          9/9/2003                        200                   $23.00
Khalid Husseini...........         9/11/2003                      1,302                   $22.42
Stefano Longhini..........         10/4/2003                      5,300                   $23.41
Chris M. Merrill..........         9/16/2003                      2,161                   $23.03
Chris M. Merrill..........        10/29/2003                        300                   $23.60
Paul E. Molnar............        10/13/2003                        500                   $22.50
Luis Rafael Leite Nunes...         9/11/2003                      1,300                   $22.42
Luis Rafael Leite Nunes...        10/29/2003                        673                   $23.50
Sadeesh Raghavan..........          9/3/2003                      3,300                   $23.00
Soneel Raj................          9/4/2003                   1,730.05                   $23.50
Rajiv Rajput..............         10/8/2003                      1,585                   $23.00
Thomas Holman Thornton....        10/13/2003                      1,036                   $22.40
David C. Wilson...........         10/9/2003                        879                   $22.98

   The following purchases of Class A Common Shares were made by the following Voting Provision Persons through customary brokers' transactions for cash on the New York Stock Exchange. These Class A Common Shares are Non-Voting Provision Shares.

Voting Provision Person           Trade Date              Number of Shares            Price per Share
-----------------------    -------------------------  -------------------------  -------------------------
Daniel Hiok Khiang Chan...          9/9/2003                    2,000                     $22.80
Victor Marcelion Farinas..         9/17/2003                      500                     $22.85
Victor Marcelion Farinas..         9/17/2003                      500                     $22.57
Victor Marcelion Farinas..         10/9/2003                      500                     $22.87
Victor Marcelion Farinas..         10/9/2003                      500                     $22.46
Victor Marcelion Farinas..        10/15/2003                      500                     $22.42
Victor Marcelion Farinas..        10/16/2003                      500                     $21.19
Chris M. Merrill..........        10/29/2003                      300                     $22.90
Luis Rafael Leite Nunes...         9/10/2003                      650                     $22.36

                             (Page 51 of 70 Pages)

   In addition, pursuant to the Underwriting Agreement referred to in Item 6 above, each of the following Voting Provision Persons sold to the underwriters the number of Class A Common Shares listed opposite such Voting Provision Persons' name for settlement on September 29, 2003. The underwriters purchased the shares from the Voting Provision Persons at $20.4015 per share and resold the shares to the public at $21 per share.

                                                Number of
                      Voting Provision Person  Shares Sold
                      -----------------------  -----------
                      Abbosh, Oday............     8975
                      Abbosh, Omar............    52487
                      Abrahamsen, Anne Foss...     2000
                      Adler, Paul John........    13093
                      Adriao, Paula...........    10390
                      Aerts, Kees C...........     2500
                      Aguado, Jorge...........    12937
                      Ahrens, Darrin E........    11382
                      Ake, Kennet W...........     2432
                      Al-Ani, Ayad............     9923
                      Alcoverro, Alejandro C..     7500
                      Allaway, Jonathon R.C...    63640
                      Altmann, Alexandra......     9572
                      Anderson, Matthew J.....     3006
                      Andes, Grant............     2000
                      Andrews, Greg...........     1088
                      Andrews, Jonathan S.....     4251
                      Angelastro, Mario A.....    15184
                      Ansusinha, Theodore.....     3220
                      Arky, Margaret Elizabeth     5139
                      Armstrong, William John.     2748
                      Arora, Sandeep K........      845
                      Arthur, Ian G...........    75054
                      Astall, Elisabeth A.....    91218
                      Atkins, Christopher G...     2257
                      Aubert, Olivier.........     4386
                      Auchere, Herve..........     1152
                      Audia, John.............    12940
                      Azhar, Ahmad............    10000
                      Badaloni, Luigi.........    10680
                      Bae, Jae-Bong...........    10000
                      Bagnasco, Paolo.........     1612
                      Baier, Andreas..........     9916
                      Bailey, James E.........     2212
                      Ball, Charles...........    15180
                      Barancourt, Jerome......     1137
                      Bardaji Pascual, Alberto      885
                      Barnes, Nigel...........    13607
                      Barry, Thomas Brendan...    74273
                      Barsanti Vigo, Pedro....     2400
                      Baruch, David B.........      978
                      Baumann, Peter..........     8673
                      Bean, Sally.............     9881
                      Beaton, Mark............     7000
                      Beggs, Richard O........     2786

                             (Page 52 of 70 Pages)

                     Bell, Phillip J...............   2000
                     Bell, John T..................  12211
                     Bell, Royce Michael James.....  79404
                     Bellamit, Philippe............   1500
                     Bengtsson, Bjorn Erik.........  66767
                     Benson, La Cinda S............   2000
                     Benton, Daniel Mark...........  52000
                     Benzecry, Oliver J............  78479
                     Bergman, Ernst-Jan............  22638
                     Bergmueller, Franz............   8235
                     Berthon, Bruno................   1914
                     Bertschinger, Adrian Michael..   1160
                     Bervoets, Marc F..............   7500
                     Bhansali, Uday................  41412
                     Billington, Nicholas..........  71940
                     Biscay, Gilles................   1258
                     Blanco Barrios, Manuel Alfredo   4198
                     Blennerhassett, Leo...........  75799
                     Boelens, Pieter W.............  24319
                     Bolstad, Martin Fuhr..........   3397
                     Bolton, Jamie M...............   1880
                     Bonizzato, Saulo L............   8117
                     Bonomi, Eugenio...............   2458
                     Bowler, James T...............   5523
                     Bowman, Michael L.............    720
                     Boyle, David M................  14336
                     Braeckmans, Karen M...........  12000
                     Branchi, Paolo................    457
                     Bresnahan, Susann F...........   1500
                     Bressa, Marco.................   2000
                     Brieger, Debora A.............   3158
                     Brienzi, Frank D..............  17328
                     Brocken, Marco P..............  46764
                     Brocklesby, Chris.............  12566
                     Broms, James Bentley..........   1324
                     Brown, Fred W.................   1845
                     Brown, Dave...................  16157
                     Bryant, Mark G................  67923
                     Bulletti, Christian...........   2715
                     Burgess, Paul A............... 100000
                     Burns, Ann V..................   4117
                     Butcher, Thomas L.............   2965
                     Butkow, Clive J...............  60015
                     Byanna, Vidya S...............   8046
                     Byrne, Kenneth................   8000
                     Cadarso Marques, Carlos.......   2991
                     Calcutt, Philip Michael.......   1103
                     Campbell, Lisa L..............   1884
                     Cantwell, Paul Lonan..........   3130
                     Capone, Paolo.................   4512
                     Caramonta, Darrin J...........   1805
                     Carrigan, Chris...............   8975

                             (Page 53 of 70 Pages)

                        Cartwright, David.......   9853
                        Cartwright, Paul........  64478
                        Caster, Gregory P.......   1466
                        Cavenaugh, Daniel L.....  11202
                        Cerdan, Ricardo M.......   9881
                        Cerny, Keith Joseph.....   2579
                        Chalaby, Cherine Mohsen. 103329
                        Chan, Foo Tuck..........  12684
                        Chan, Daniel Hiok Khiang  51138
                        Chang, Min X............   2671
                        Chauffard, Philippe C...   2095
                        Chee, Lai Yong..........  10000
                        Chen, David M...........    941
                        Chenelle, Joseph D......   1558
                        Chew, Robert............  43723
                        Chi, Youngcho...........  14220
                        Childs, Richard A.......  54657
                        Ching, Yew Chye.........  50000
                        Chong, Chuan Neo........  11697
                        Chow, Tong Ful..........   8069
                        Chowla, Manoj...........   2215
                        Christou, Alex..........  57171
                        Chung, Michael H........   1213
                        Ciriello, Alberto.......   1826
                        Citton, Roberto.........    909
                        Clarke, Andrew..........   4018
                        Clauser, Robert C.......   2000
                        Clement, Robert C.......   1690
                        Clements, Stewart Robert  39759
                        Climie, Ken G...........  62814
                        Clinton, David R........ 135793
                        Coffey, John L..........   5525
                        Colella, Sergio.........   1258
                        Collinson, Shawn........  70458
                        Colomina, Ramon.........   2705
                        Coltsmann, John F.......   1181
                        Conforti, Daniel F......  11881
                        Corallo, Silvano........    458
                        Corcoran, Marian........  11881
                        Correia, Teutly.........  23331
                        Cottey, Paul T..........   1000
                        Cougoul, Jean Louis.....   2480
                        Courtney, Peter Roger...  82060
                        Cowan, Christopher M....  84193
                        Crennan, Karen..........   5032
                        Crowley, James D........  64463
                        Crudele, Jorge..........  50815
                        Culp, Steven R..........   1622
                        Curtis, Andrew R........  92826
                        Cusano, John Michael....   2080
                        Dahle, David R..........   2671
                        Dalton, Pierre L........  15397

                             (Page 54 of 70 Pages)

                       Darland, Daniel W..........    965
                       David, Michael R...........   4607
                       Davidson, Fritha A.........  56092
                       Davis, Joseph E............   4015
                       Davis, Jon Philip..........  11649
                       Day, David W...............   5103
                       De Blauwe, Eric............   4825
                       de Boer, Hans..............   8231
                       De Kegel, Marc O...........  51093
                       de Ridder, Yvonne B........  50143
                       de Villiers, Frikkie.......   9881
                       De Winter, Gert M..........  23358
                       Deblaere, Johan G..........  72846
                       Degener, Heinrich..........   2500
                       Deitcher, Cheryl L.........   1690
                       deJongh, LaMae Allen.......   2086
                       Delmonte, Vittorio.........   1690
                       Dempsey, Stephen J.........  56732
                       Dennis, Michael A..........   1690
                       Derrick, R Douglas.........   1409
                       Deryckere, Koen D..........  18022
                       Desco Agullo, Jose Manuel..   9633
                       Desmond, Andrew J..........   1460
                       Dewitte, Jan L.............   6500
                       D'Giacomo, Giovina Silvana.   1422
                       Dicaprio, James R..........   4325
                       Diemer, Otto...............  45032
                       Dieperink, Guido H.........  11881
                       Dietrich, David R..........   2747
                       Diez, Francisco Javier.....   9575
                       Diez Ballesteros, Jose Luis   2819
                       Dillingham, Fraser M.......  25851
                       Dinsmore, Earle R..........   3000
                       Dohnalik, David Joseph.....    161
                       Donald, Alistair A......... 100000
                       Donnelly, Christopher P....   3509
                       Donohue, James C...........   3592
                       Dooley, Kevin J............   4604
                       Dosi, Giuseppe.............   2000
                       Doyle, Jonathan............   2472
                       Drake, John F..............   4419
                       Drucker, Reid S............   3597
                       Duffy, Michael G...........  13747
                       Dugan, John D..............   1780
                       Dunbar, Todd A.............    556
                       Durocher, John F...........   2870
                       Dvorocsik, Andrew James....   3705
                       Easton, Richard C..........   2775
                       Eaton, Philip Anthony......  11339
                       Edwards, W Mark............  15000
                       Edwards, Nicholas Huw......  67137
                       Egawa, Atsushi.............  14658

                             (Page 55 of 70 Pages)

                    Ehrhart, James M................  15071
                    Eichmann, Don A.................   2579
                    Eisenfelder, Scot K.............    965
                    El Saadani, Amr.................   4500
                    Elliott, J Dean.................   1690
                    Esposito, Ennio.................   2969
                    Ethelston, Mike.................  10922
                    Euwe, Mark J....................   8235
                    Everhart, Carrie................    586
                    Everson, Phillip G..............   2648
                    Falcao, Jaime...................  53199
                    Faltz, Jean.....................  61594
                    Ferguson, Martin................    938
                    Fernandez Perdiz, Jose Francisco  12189
                    Ferrari, Daniele................   9200
                    Ferriani, Guido.................   2715
                    Ferro, Vincenzo.................    767
                    Findlay, Charles Boyd...........  59584
                    Fink, Gary S....................   1904
                    Fishman, Kenneth A..............   2888
                    Flake, Jennifer V...............   2389
                    Fledel, Eberhard M..............  48677
                    Floether, Karl-Heinz............  78261
                    Foong, Michael S................  10686
                    Forbes, Charles Scott...........   1164
                    Ford, Gill......................   8975
                    Foster, Mark.................... 100000
                    Fowler, Stephen R D.............  30000
                    Framil, Leonardo J..............  12117
                    Franz, Peter H..................  50000
                    Frazier, Albert H...............   1777
                    Freedman, Jason C...............   1876
                    Fullone, Maria..................  10772
                    Furphy, D Wayne.................  76365
                    Galamba de Oliveira, Jose.......  65886
                    Gan Nyap Liou, Larry............ 111070
                    Garcia, Pedro Jose..............  55417
                    Gargas, Randall Edward..........    891
                    Gatewood, Jennifer A............   2290
                    Gattermeyer, Wolfgang...........  67283
                    Gazanego, Mario.................  80000
                    Gazay, Xavier A.................   1258
                    Geddes, Ian David...............   2015
                    Gerlach, Juergen................  97862
                    Gershman, Anatole V.............   1000
                    Gibbs, Robert C.................   1071
                    Gielen, Roeland.................   2877
                    Gierlach, Dirk..................   8900
                    Gilchrist, Tim..................  12750
                    Gillerot, Olivier Jean..........   8234
                    Gillet, Daniel G................  82080
                    Gilrain, Mark J.................  12177

                             (Page 56 of 70 Pages)

    Gissler, D Neil..................................................   2000
    Gith, Thomas.....................................................  52353
    Glass, Bart H....................................................   2625
    Godinho, Manuel M................................................   8000
    Goerner, Michael.................................................  55400
    Goh, Aik Meng....................................................  14376
    Golding, David...................................................  17988
    Goldson, David S.................................................   1517
    Gomes, Jose......................................................  21959
    Goodson, Michael D...............................................    938
    Goodyear, Mark V.................................................  80214
    Gopal, Sanjay....................................................   4940
    Gordon, Noel A...................................................  98492
    Gorine, Alexandre................................................    845
    Gosling, Paul....................................................  12057
    Gracy, Mary Beth.................................................   5168
    Graham, Geoffrey S...............................................   3131
    Grimsley, James C................................................   2313
    Groenewoud, Anja H...............................................  10726
    Grohs, Siegfried.................................................  52047
    Guthridge, Gregory S.............................................    955
    Haarmann, Guido..................................................  12353
    Hagstrom, Jon E..................................................    917
    Hajjar, Fred G...................................................   4000
    Hall, James D E.................................................. 116884
    Hamilton, Donald G...............................................   3706
    Han, Bong-Hoon...................................................  40000
    Hanley, Kevin Matthew............................................  11890
    Hanna, Arthur....................................................  16002
    Hansson, Mikael..................................................   9771
    Hargreaves, Simon J..............................................   2000
    Haridy, Gasser...................................................   1350
    Harrell, Audrey R................................................   2000
    Hartigan, Jeffrey S..............................................   2000
    Hartley, M S.....................................................    598
    Haswell, John....................................................   1192
    Hatano, Toru.....................................................   9965
    Haviland, Keith Frank............................................  94862
    Hawkins, John Stewart............................................  64545
    Hay, Andrew M....................................................  67137
    Haywood, Gary John...............................................   3889
    Healey, Alan J...................................................  58097
    Heck, Bernhard A.................................................   9127
    Heckenberger, Ulrich.............................................   9813
    Heemskerk, Peter O...............................................   8259
    Hegner, Norbert..................................................  45803
    Heinemann, Jorg G................................................   3577
    Hendrickson, James C.............................................   6000
    Hermann, Steven W................................................    500
    Hernandez, Julio J...............................................  11066
    Hersch, Dale R...................................................   4411
    Heselmann, Dirk..................................................  11572

                             (Page 57 of 70 Pages)

                       Hess, Thomas H.............  3089
                       Hessler, Michael T.........  1215
                       Hetherington, Robert W..... 24835
                       Heyns, Herman R............ 11016
                       Higgins, Michael K.........  1690
                       Hillen, Marc J............. 50143
                       Hintlian, James Terry......  2295
                       Hodo, Chikatomo............ 76715
                       Hoerrmann, Gerold.......... 56000
                       Hofbauer, Thomas H......... 15647
                       Holman, Anthony N..........  2264
                       Holmes, Peter.............. 69562
                       Holmes-Woodhead, Sara...... 16947
                       Honts, Rob W...............  1444
                       Hopkins, Ray............... 10202
                       Horgan, Maureen S..........  8779
                       Horiguchi, Nobuhisa........ 50000
                       Horton, Bruce John......... 10771
                       Hoss, Hans................. 48151
                       Hourigan, Timothy J........  9466
                       Housen, Patrick R..........  2932
                       Howard, Malcolm............ 75144
                       Huber, Friedrich........... 27322
                       Hughes,Mark Andrew.........  2877
                       Hurley, Shelley L..........  2342
                       Hutchins, Dwight N.........  2203
                       Ide, Gary S................  1434
                       Iidoi, Motoki.............. 53884
                       Inagaki, Masahisa..........  8235
                       Isaji, Mitsuo..............  9881
                       Iso, Yutaka................ 54664
                       Ito, Hiroshi............... 13647
                       Iyer, Kumar K..............  9644
                       Jackowski, Michael A.......  3552
                       Jackson, Mark D............ 12503
                       Jackson, Jaime............. 13028
                       Jacob, Erik................  3705
                       Jahn, Hendrik CH........... 20000
                       Jain, Sanjay............... 24905
                       Janmohamed, Saleem.........  3491
                       Jelf, Owen................. 15151
                       Jeltsch, Michael........... 10235
                       Jenk, Justin............... 42266
                       Jenkins, Simon C........... 10707
                       Jewitt, Raymond Hinley..... 93797
                       Johnson, James C...........  2000
                       Johnson, Omobola Olubusola.  5000
                       Johnson, Gregory........... 11667
                       Jokinen, Jorma Heikki Olavi  5828
                       Jones, Tim J............... 13157
                       Julian, Kevin K............  1690
                       Junkermann, Jens B.........  8235

                             (Page 58 of 70 Pages)

                       Kalms, Brian Geoffrey......  19744
                       Kane, Tom C................   4900
                       Kaplow, Brian Andrew.......   2932
                       Karasawa, Ikuo.............  86806
                       Karremans, Peter CA........   9881
                       Kasamis, Douglas L.........   3405
                       Kasper, Martin.............  44394
                       Kaufman, Sergio G..........  13749
                       Kazaoka, Masahito..........  11572
                       Kelly, William F...........   1877
                       Kelly, Stephen P...........  57000
                       Kerr, Sean M...............   3194
                       Kersch, Apolonia...........   1869
                       Ketelaar, Rolf.............  11397
                       Kett, Ingo.................  45032
                       Kettner, Norbert...........  10235
                       Khanna, Sudhindar K........ 121390
                       Kim, Chul..................  17810
                       Kinley, Guy H..............   3223
                       Kinney, John P.............  61855
                       Kirchhof, Ina..............  22492
                       Kissels, Peter-Paul M J....  58242
                       Kjellevold, Geir T.........   6468
                       Klee, Elizabeth C..........   1162
                       Klein, Wassink Bernhard J..   1690
                       Knipp, Stefan..............   2120
                       Knott, Michael.............  10771
                       Koch, Benedikt J...........  50815
                       Kochman, Martin............  12565
                       Kodaira, Hiroaki...........  54664
                       Koivunen, Pasi.............   6325
                       Kokado, Eiichi.............  12117
                       Konkola, Jussi.............   7450
                       Koyama, Fumio.............. 226400
                       Kreuzer, Robert............  23649
                       Kroc, Jaroslaw.............   4754
                       Krueger, Daniel P..........   1000
                       Ku, Xian Hong..............  12000
                       Kubokawa, Kazushi..........   8123
                       Kumar, Ajit................   7841
                       Kumra, Nalin...............  13687
                       Kuri, Eugenio..............  65955
                       Kurian, Ittoop Johannes....   1489
                       Lajtha, Adrian J........... 108707
                       Landia, Alexander..........   1633
                       Langst, Gerhard............  22236
                       Lapisse, Jean-Michel.......   1703
                       Larez, Tomas...............   5654
                       Larson, Paul M.............    935
                       Lath, Russell K............   4117
                       Lathrope, Stephen M Michael   2648
                       Lau Alex, Wai-Leung........  80534

                             (Page 59 of 70 Pages)

                       Laudano, Kevin M...........   5207
                       Laurens, Robert L..........    500
                       Lavelle, Michael T.........   1555
                       Le Saux, Nicolas...........   1386
                       Lebeault, Vincent..........   3500
                       Lehane, Dymphna............  57346
                       Leitch, Sandra L...........  14757
                       Lelinski, Mark.............   2381
                       Lenihan, William F.........   1156
                       Leocadio, Antonio C........  63962
                       Leoni, Pino................   2263
                       Lesher, Richard E..........   1100
                       Leung, Patrick W...........  50568
                       Levine, Seth M.............   4317
                       Levy, Lance Harold.........   3200
                       Li, Angel..................  24443
                       Li, Gong...................  86302
                       Lichtenstein, John E.......   1277
                       Lieder, Harald.............  11881
                       Lieftinck, Adriaan H.......  11413
                       Lillie, Mark T.............   6000
                       Lim, Beng Choon............  66901
                       Lindsey, Robert K..........   4910
                       Linn, Norbert..............  50143
                       Little, Ben T..............   3576
                       Lobbato, Joseph F.......... 111959
                       Lochmann, Hans-Dieter......  69135
                       Loftus, Paul D.............   1000
                       Loftus, Amy T..............   2000
                       Lopata, Iain D.............   2110
                       Lucarini, Michael A........   3241
                       Lui, Betty G...............  34522
                       Lumb, Richard Andrew.......  83617
                       Luukkonen, Sami Juhani.....   7169
                       Maas, Arnoud...............   6986
                       Macchi, Mauro..............    767
                       Magimay, Alwin Kumar.......  10915
                       Mago, Josef................  12466
                       Mah, Yong Sun..............  61070
                       Malecki, Denise D..........   3372
                       Malle, Klaus...............   8235
                       Malmberg, Juho Eruui Magnus  20000
                       Mann, David................  10917
                       Marchetti, Christian.......   2851
                       Marcopoli, Gianluca A......   3000
                       Mardjan, Nitti L...........  10134
                       Mariaud, Fabrice...........   4435
                       Marin, Eric E..............   1500
                       Marino, Antonino...........   2263
                       Marques, Vitor.............   5623
                       Marrone, Michele...........  10000
                       Maruyama, Makoto...........  23649

                             (Page 60 of 70 Pages)

                     Mascarenhas, Raul Jose Fonseca.  67283
                     Masella, Tony..................   3500
                     Massie, Suzette L..............   6468
                     May, Brian R...................   1470
                     Mayberry, Trent A..............   1654
                     Mayne, Jon.....................  16441
                     Mcdivitt, Kathleen Mary........    545
                     McFarland, David Gordon........ 115869
                     McGill, Don....................  57346
                     McGinn, Michael A..............  65232
                     McGowan, Jeff R................   2710
                     McGrath, Christopher J.........   1000
                     McMeekin, Dermot James......... 350096
                     McNamara, Malcolm A............  10932
                     Medforth, Timothy..............  65929
                     Mehta, Manish J................   3796
                     Mendonca, Lourenco.............   3337
                     Mendoza, Andrew................  10616
                     Mercier-James, Laurent.........    830
                     Merrihue, Jeffrey..............   7302
                     Merrill, Chris M...............   1939
                     Mesoy, Tor.....................   2329
                     Miguel Luno, Valentin Andres de   2493
                     Miller, James N................   2000
                     Miller, Julie E................   2058
                     Miller, Natasha Elizabeth Jane.   2648
                     Mills, Stephen Anthony.........  11669
                     Milner-Brown, Ian David........ 109694
                     Miret, Raimon..................  11157
                     Miskuf, Lubos..................  10707
                     Mitani, Koji...................  27129
                     Mitchell, James D..............    891
                     Mitchell, James E..............   1543
                     Mitchell, Clarence.............  10567
                     Mitsui, Seiichi................  76715
                     Moe, Stein Erik................   1397
                     Mollenkamp, Steve..............   8235
                     Monaco, Massimiliano...........   2000
                     Moody, Perry S.................  12840
                     Mooney, Noel C.................   2500
                     Moore, Peter John..............   1397
                     Moore, Lee Tony................   2648
                     Moore, Terry L.................   3363
                     Morganti, Gianluigi............   1690
                     Mori, Masakatsu................  83010
                     Moskovitz, David I.............   6032
                     Mouille, Christophe............   2000
                     Mowat, David John.............. 107809
                     Muller, Laura D................   1845
                     Muller, Donovan Herbert........  11697
                     Muncheberg, Hans-Joachim.......  12707
                     Muniz, Cesar...................  67459

                             (Page 61 of 70 Pages)

                       Muraoka, Nobuhiko..........  12874
                       Murashima, Katsuya.........  10970
                       Murayama, Tohru............  88923
                       Murfet, Tim................  55391
                       Musmeci, Fabrizio..........   1698
                       Nair, Ramesh B.............  11444
                       Naish, Andy................  10000
                       Nakamura, Yuji.............  19567
                       Nakashima, Yasuo...........  45627
                       Nargolwalla, Tanya.........   8235
                       Nash, Russ.................   2934
                       Nashawaty, Keith C.........   7398
                       Needleman, Michael Paul....   1000
                       Neidlein, Axel.............   2874
                       Newall, Mark R.............  10771
                       Newman, Robert K...........    884
                       Newton, Keith G............ 104554
                       Nhlapo, Mandla Bikwa.......  13697
                       Nichols, W Anthony.........   1674
                       Nieto, Claudia.............  23358
                       Nishikado, Hirokazu........  12707
                       Nishimura, Hiroyuki........  62316
                       Nolan, Thomas F............   3675
                       Nonino, Piero..............   2000
                       Norris, A Joe..............   1288
                       Northcutt, Robert Lewis....   3737
                       Nuez, Campos Francisco Jose   2395
                       Nukui, Seiichiro...........  21980
                       Oakes, Mark................  13078
                       Oakley, Matt...............   3441
                       Oates, Jeremy..............  59517
                       Oblak, Thomas O............   3732
                       O'Brien, John M............   3441
                       O'Byrne, James F...........  79108
                       O'Connell, Geoffrey........   1000
                       O'Dea, Frank J.............  70823
                       Orr, Stuart A H............  11339
                       Ososami, Bode Adesoga......   8082
                       Otley, Philip..............   6260
                       Ozdemir, Cenk O............   2966
                       Padmore, Elizabeth J.......   4501
                       Page, Stephen Dowland......  50350
                       Pagella, Massimo...........   1515
                       Pahlman, Andrew R..........   2986
                       Palmela, Jorge.............  11000
                       Parsell, Craig W...........  26388
                       Patel, Piyush M............   6824
                       Patel, Aseet A.............  12566
                       Patrick, Rich..............   1674
                       Patton, Eric W.............   1000
                       Paul, Sam A................   3674
                       Pearce, Dave Malcolm.......  12637

                             (Page 62 of 70 Pages)

                       Pearson, Mark H............. 50934
                       Pepping, David W............  1082
                       Pereira, Luis Sant'ana...... 66086
                       Perez, Gasca Gonzalo........   885
                       Persian, Kathleen B.........  5546
                       Petty, Darrell L............  1019
                       Pezzinga, Antonio...........  1515
                       Pfaffhausen, Henning........ 46775
                       Pfeifer Andreas, Michael.... 26827
                       Pfitzner, Kai...............  9881
                       Phalin, Gregory Thomas......  2080
                       Phanord, Edwin M............ 10224
                       Phillips, Mark D............ 11667
                       Pieragostini, Giorgio.......  1690
                       Piispanen, Elina Inkeri.....  4940
                       Pili, Audie T............... 27657
                       Pineau, Thierry............. 16600
                       Pinheiro, Guilherme J....... 10177
                       Pitstick, Gregory J.........  2189
                       Pitt Robert, Charles........ 82210
                       Piyarali, Ali...............  1000
                       Plaza, Adan.................  2031
                       Plesko, David E.............   940
                       Poisson, John P.............  8732
                       Poitou, Jean-Laurent........  1258
                       Politte, Chris E............   913
                       Pordelanne, Santiago Roberto 12113
                       Pounds, Blake A.............  3208
                       Preiss, Friedrich J......... 25219
                       Prieto, Juan Carlos......... 92897
                       Prince, Barry............... 57928
                       Przewloka, Andreas.......... 17420
                       Puopolo, Scott A............   874
                       Pylkko, Juha J..............  2500
                       Quilligan, Aidan............ 12565
                       Raghavan, Sadeesh........... 58434
                       Railey, Cheryl C............   932
                       Raimondo, Paolo.............  2689
                       Ramos, Antonio Carlos M..... 14925
                       Ramsay, Jack................ 32740
                       Ranaldi, Giancarlo..........  3279
                       Rautenberg, Justin..........  2121
                       Ray, Matthew V..............  2317
                       Ray, John R.................  8633
                       Rea, Craig.................. 18000
                       Recker, Bernd............... 24301
                       Rehm, Michael............... 22692
                       Reid, David................. 11973
                       Reid, Philippa.............. 94845
                       Reimers, Holger............. 13495
                       Remark, Hans-Peter.......... 54551
                       Rene, Rick H................  2775

                             (Page 63 of 70 Pages)

                        Rennekamp, Frank.........   2458
                        Rennie, Gavin Henry......  56732
                        Rettie, C Ann............   2311
                        Rheinberger, Bernhard....  11217
                        Rice, Daniel Francis.....   2175
                        Richardson, Paul.........  10771
                        Richman, Seth W D........   1810
                        Rider, Gillian A.........  90000
                        Riedel, Jeffrey Marden...   2062
                        Riemensperger, Frank.....  59834
                        Riggert,Thomas...........  78750
                        Rindal, Cato W...........  11701
                        Ringo, Timothy A.........   9220
                        Ritchie, Robert Mackellar  11880
                        Roatch, Stephen S........   1000
                        Robbins, James Alton.....   1933
                        Robbins, Rick............   2926
                        Roberts, Gregory C.......   1112
                        Roberts, David T.........   2897
                        Roberts, Neville.........   6931
                        Robinson, Timothy........   2310
                        Rossi, Alessandro........   2472
                        Rossi, David A...........   2667
                        Rotondo, Marco...........   2680
                        Rouls, David M...........   2922
                        Rowlands, Mark Graham....  12547
                        Rubin, Carl..............   9848
                        Rudin, Michael D.........   2640
                        Rundshagen, Michael......   6936
                        Russell, Michael J.......   1019
                        Russell, Jeffrey S.......   5766
                        Rust, Carlos E...........   9923
                        Rutherford, Kate.........  52000
                        Rutledge, Christopher R..   1845
                        Ryan, Shane B............  66793
                        Ryan, Mark J.............  67283
                        Sa Couto, Luis Jose...... 100705
                        Salgado Sarria, Graciela.  19378
                        Sampathkumar, Sudarshan..  14932
                        Sample, Katherine J......  13443
                        Sandbaek, Liv Guri.......  20000
                        Santos, Joao C...........  10877
                        Santos, Paulo............  48373
                        Sanz Jimenez, Maria Jose.   2444
                        Sato, Tsuyoshi...........  12095
                        Sauter, Michael..........  10000
                        Scharf, Peter............   4547
                        Scheuer, Ricardo.........  54023
                        Schmidt, John H..........   1266
                        Schotte, Jan L...........   9881
                        Schroeder, Rikard........   5771
                        Schuerbuescher, Dirk.....   3430

                             (Page 64 of 70 Pages)

                        Schuler, Andreas Hermann   1915
                        Schulz, Michael X.......   8079
                        Schulz, Rolf............  79288
                        Schuster, Pablo D.......  11529
                        Schuuring, Marc.........    711
                        Schwenger, Thomas D.....   2900
                        Scott, Cheryl Anne......   1690
                        Scott, Charlene A.......   8235
                        Seikel, M Andrew........    940
                        Sekido, Ryoji...........  21959
                        Sell, Robert Elliott....   2332
                        Sellers, Douglas W......   1019
                        Senba, Takayasu.........  14653
                        Sepple, John S..........   1982
                        Seraphim, Ralph Peter...  13529
                        Shatto, David P.........   3064
                        Shaw, George P..........   2444
                        Shimodoi, Takashi.......  66482
                        Shine, Sean.............  60487
                        Siber, Richard S........   1500
                        Sickles, Todd A.........   5500
                        Sidarto, Julianto.......   5687
                        Sikora, James J.........   2991
                        Silbert, Kenneth S......   5676
                        Silen, Markku T.........  63976
                        Silva, Afonso...........  10881
                        Simmonds, Andrew J......  70000
                        Simoes, Rui Rio.........   9924
                        Simons, Catherine M.....   1972
                        Simpson, David Charles..  94734
                        Skan, Julian............  14046
                        Skirrow, Fraser.........  51481
                        Skov, Ole...............  60000
                        Smart, Jill B...........   3205
                        Smertnig, Roland........   9172
                        Smit, Jan-Coen..........  14667
                        Smith, Richard R........   3904
                        Smith, Nigel............  16064
                        Smith, Iain S...........  57928
                        Smyth-Osbourne, Robin D.  64478
                        Socher, Larry M.........   4446
                        Solomon, Lawrence F.....   2000
                        Solomon, Jon David......  11464
                        Soobiah, Sham...........   9881
                        Sousa, Claudio..........   1690
                        Sparks, M Scott.........  10005
                        Spaziani, Testa Marco...   2680
                        Spelman, Mark Gerald.... 100000
                        Spencer, Michael J......  55391
                        Spurr, Thomas H.........   4607
                        Squire, David...........  93467
                        Staley, Timothy John....   1941

                             (Page 65 of 70 Pages)

                      Starrs, Andrew...............  50000
                      Stern, Joel A................   1465
                      Sternberg, Marcelo Daniel....  81253
                      Stocker, Jeffrey A...........    978
                      Stoll, Manfred...............  20000
                      Stout, Jeffrey H.............   1761
                      Strauss, Willem..............  69943
                      Sullivan, Andrew J...........   4261
                      Sundean, John A..............   1848
                      Surroca, Martin Alfredo Pablo   5774
                      Swallow, Philip Walter.......  72202
                      Takeda, Tomokazu.............  12117
                      Takuma, Nobuyoshi............  10141
                      Tamietti, Marcello...........   5981
                      Tarres, Esther...............   3333
                      Tavares, Joao Pedro..........   4000
                      Tavares, Joao Antonio........  25980
                      Taylor, Roxanne..............   1086
                      Taylor, Vincent..............   1690
                      Taylor, Richard John.........  76869
                      Taylor, Stuart W............. 100000
                      Terada, Yoshimasa............  11697
                      Terol, Philippe..............   3705
                      Thean, Nam Yew...............   4874
                      Thomas, Glenn J..............   3055
                      Thomas, Gerhard P............  52182
                      Thomas, J Dil................  84018
                      Thomlinson, David Charles....  95000
                      Thompson, Bryce B............   5352
                      Thomson, Steve J.............   1704
                      Thorson, Gregory A...........    978
                      Thorwid, Carl-Peter..........   1771
                      Tideman, Douwe Derk..........  11210
                      Titzrath, Barbara H..........  13869
                      Tominaga, Takashi............  23358
                      Toomey, Philip M............. 200000
                      Toyoda, Makoto...............  45032
                      Trafton, William L...........   4000
                      True, Mike Steven............  51481
                      Tsai, Jack...................   7000
                      Tsuchida, Yasuhiko...........   9881
                      Turner, Brett A..............  12997
                      Ukaji, Tomomi................   1647
                      Ullyatt, Martin Derek........  12750
                      Ulvund, Olav Storli..........  12320
                      Unno, Keiichi................  76355
                      Urson, Arnold R..............  63556
                      Usami, Ushio.................  56749
                      Usman, Sajid.................   2044
                      van den Meiracker, Maud M....   2497
                      Van der Biest, Luc...........  47878
                      Van der Ouderaa, Edwin.......  23358

                             (Page 66 of 70 Pages)

                       Van Der Ziel, Julienne....   1000
                       van Rosendaal, Michel A M.   9881
                       VanWie, Jeffrey G.........   1768
                       Varley, Stephen A.........  10890
                       Vautier, Andrew James.....  14606
                       Velders, Hendrik J........  20000
                       Venohr, Bernd.............  50000
                       Verma, Pallavi............   1245
                       Vernocchi, Marco..........   2263
                       Veron, Eric R.............   1258
                       Vicente, Paulo Vilares....  10491
                       Vickery, John.............   5621
                       Vignotti, Davide..........   1005
                       Vogel, L Thomas...........   2000
                       Vogel, Gil J..............   3757
                       Von Donop, Toennies-Hilmar  47031
                       von Lewinski, Hans Georg..   6700
                       Vranken, Jos I............  13647
                       Vrouenraets, Marc A J M I.  49433
                       Vulej, Sergio F...........  65232
                       Wakil, Salman.............   1049
                       Warasila, Peter D.........   2828
                       Warner, Richard Anthony...  11615
                       Watmore, Ian Charles...... 176118
                       Watson, Doug F............   5026
                       Wehrkamp, Olaf............   8235
                       Weigert, Peter............  73573
                       Weir, Sean................   1064
                       Were, Hugo Giles..........  35000
                       Werthschulte, Stephan.....   1915
                       West, Andrew Douglass.....  10000
                       Wheeler, Richard T........   1770
                       Whelan, James F...........   3000
                       White, Scott B............   4386
                       Whitehouse, Simon John....  75426
                       Wick, Gregor..............  14353
                       Wildblood, Angus Garvin...  11430
                       Wildeboer, Harry..........   3212
                       Wildman, Richard John.....  69577
                       Williams, Andy M..........    968
                       Wilson, Todd S............   3648
                       Wilson, Paul R............  10771
                       Winberg, Ole..............  24132
                       Winter, Larry A...........   2587
                       Wollan, Robert E..........   2621
                       Wong, James P.............  10000
                       Wozniak, Mark A...........  12045
                       Wylie, Steve..............  10452
                       Yen, Peter H..............  14418
                       Yoshida, Masahiro.........  40000
                       Younger, Mark P........... 100000
                       Zainal Abidin, Noor Azlin.  11765

                             (Page 67 of 70 Pages)

                         Zaninetti, Luis F......  4940
                         Zapater, Ignacio....... 10020
                         Zatland, Stephen.......  3706
                         Zealley, John Kenelm... 48000
                         Zunker, GL.............   468
                         Zwane, Debbie Masithole  9572

                             (Page 68 of 70 Pages)

                                  SIGNATURES

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              By:   /S/  DOUGLAS G. SCRIVNER
                                                  -----------------------------
                                                       Douglas G. Scrivner
                                                        Attorney-in-Fact

Dated: November 26, 2003


                             (Page 69 of 70 Pages)

                                 EXHIBIT INDEX

Exhibit                                              Description
-------                                              -----------

  A.    Form of Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto (incorporated by reference to Exhibit 9.1 to Accenture Ltd's Registration Statement
          on Form S-1 filed on April 19, 2001).

  B.    Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg I
          (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to Accenture Ltd's Registration
          Statement on Form S-1 filed on July 2, 2001).

  C.    Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg II
          (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Accenture Ltd's Registration
          Statement on Form S-1 filed on July 2, 2001).

  D.    Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture Ltd and certain employees (incorporated by reference to Exhibit 10.2 to Accenture Ltd's Registration Statement on
          Form S-1 filed on April 19, 2001).

  E.    Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture SCA and certain employees (incorporated by reference to Exhibit 10.7 to Accenture Ltd's Registration Statement on
          Form S-1 filed on April 19, 2001).

  F.    Form of Common Agreement, dated as of April 19, 2002, among Accenture Ltd and the partners party thereto (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Accenture Ltd's
          Registration Statement on Form S-1 filed on April 26, 2002).

  G.    Form of Power of Attorney relating to the Quarterly Share Transaction Program (incorporated by reference to Exhibit (d)(2) to Accenture SCA's and Accenture International SARL's Schedule TO
          filed on November 19, 2002).

  H.    Form of Transfer Restriction Agreement, dated as of October 1, 2002, among Accenture Ltd and the transferors and transferees signatory thereto (incorporated by reference to Exhibit 9.1 to Accenture
          Ltd's Quarterly Report on Form 10-Q filed on January 14, 2003).

  I.    Underwriting Agreement, dated as of September 23, 2003, among Accenture Ltd, Accenture SCA, the
          Underwriters named in Schedule I thereto and the Selling Shareholders named in Schedule II thereto (incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 1 to
          Accenture Ltd's Registration Statement on Form S-3 filed on September 24, 2003).

                             (Page 70 of 70 Pages)